     As filed with the Securities and Exchange Commission on March 24, 2000
                                                      Registration No. 333-
================================================================================
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                  ------------

                                 NEXGENIX, INC.
             (Exact name of registrant as specified in its charter)

                                  ------------

         Delaware                    7379                     33-0421282
   (State or other        (Primary Standard Industrial      (I.R.S. Employer
   jurisdiction of         Classification Code Number)     Identification No.)
   incorporation or
    organization)

                 30 Corporate Park, Suite 410, Irvine, CA 92606
                                 (949) 476-4097
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  ------------

             A. Rick Dutta, Chairman and Co-Chief Executive Officer
           S. Don Ganguly, Co-Chairman and Co-Chief Executive Officer
                 30 Corporate Park, Suite 410, Irvine, CA 92606
                                 (949) 476-4097
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  ------------

                                   Copies to:

              Nick E. Yocca, Esq.           William J. Whelan, III, Esq.
             Daniel P. Murphy, Esq.            Cravath, Swaine & Moore
            Thong (Tom) D. Le, Esq.                Worldwide Plaza
     Stradling Yocca Carlson & Rauth, P.C.        825 Eighth Avenue
      660 Newport Center Drive, Suite 1600  New York, New York 10019-7475
      Newport Beach, California 92660-6441         (212) 474-1000
               (949) 725-4000

                                  ------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _____________
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _____________
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _____________
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_] _____________

                                  ------------

                        CALCULATION OF REGISTRATION FEE
================================================================================

                                              Proposed Maximum
           Title of Each Class of            Aggregate Offering    Amount of
        Securities to be Registered             Price(1)(2)     Registration Fee
--------------------------------------------------------------------------------
Common stock, $.001 par value..............     $57,500,000         $15,180

================================================================================
(1) Includes shares of common stock which may be purchased by the underwriters to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

                                  ------------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED MARCH 24, 2000

                                       Shares

                     [LOGO OF NEXGENIX(TM) APPEARS HERE]

                                  Common Stock

                                   --------

  Prior to this offering, there has been no public market for our common stock. The initial public offering price of the common stock is expected to be between
$      and $      per share. We have applied to list our common stock on The
Nasdaq Stock Market's National Market under the symbol "NXGN."

  The underwriters have an option to purchase a maximum of         additional
shares from the selling stockholders to cover over-allotments of shares, if any. We will not receive any of the proceeds from shares of our common stock sold by the selling stockholders.

  Investing in our common stock involves risks. See "Risk Factors" on page 4.

                                        Underwriting              Proceeds to
                                Price   Discounts and Proceeds to   Selling
                              to Public  Commissions   Nexgenix   Stockholders
                              --------- ------------- ----------- ------------
Per Share...................     $           $            $           $
Total.......................   $           $            $            $

  Delivery of the shares of common stock will be made on or about       , 2000.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston
                  Lehman Brothers
                                    Robertson Stephens

                  The date of this prospectus is       , 2000.

                   [Inside Front Cover of Prospectus/Artwork]

                                 ------------

                              TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   4
Cautionary Note Regarding Forward-Looking Statements.....................  12
Use of Proceeds..........................................................  13
Dividend Policy..........................................................  13
Capitalization...........................................................  14
Dilution.................................................................  15
Selected Consolidated Financial Data.....................................  16
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  18
Business.................................................................  25

                                                                            Page
                                                                            ----
Management.................................................................  35
Certain Transactions.......................................................  42
Principal and Selling Stockholders.........................................  43
Description of Capital Stock...............................................  44
Shares Eligible for Future Sale............................................  47
U.S. Federal Tax Considerations for Non-U.S. Holders.......................  49
Underwriting...............................................................  52
Notice to Canadian Residents...............................................  55
Legal Matters..............................................................  56
Experts....................................................................  56
Where You Can Find More Information........................................  56
Index to Financial Statements.............................................. F-1

                                 ------------

   You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may be accurate only on the date of this document.




                     Dealer Prospectus Delivery Obligation

   Until       , 2000 (25 days after commencement of this offering), all
dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you. You should read the entire prospectus, including the section entitled "Risk Factors" and our consolidated financial statements and related notes, before deciding to invest in our common stock. In this prospectus, unless the context otherwise requires, the terms "we," "us," "our," "our company" and "Nexgenix" refer to Nexgenix, Inc. and its predecessor, NexGen SI, Inc. and to its majority-owned subsidiary. The term "fiscal" refers to our fiscal year, which is comprised of a twelve-month period ending on June 30 of each year.

                                    Nexgenix

   We provide a new category of Internet professional services that we call e-Relationship services. e-Relationship services are an integrated offering of business strategy, branding, marketing, creative design and technology services. We utilize our extensive technology expertise to implement reliable and scalable web sites, and use our advanced information gathering and analytic customer profiling capabilities to create more effective branding and marketing campaigns consistent with our client's overall marketing strategy. Furthermore, our loyalty building programs and customer service solutions allow our clients to create more personalized e-businesses. As a result, our services add significant value to our clients by helping them build next generation e-businesses that efficiently acquire and retain customers and improve profitability. We target startup and emerging e-businesses as well as traditional brick-and-mortar companies that are developing and implementing e-business solutions. Our clients include business-to-business and business-to-consumer companies, such as Alcatel Internetworking Division, CBS SportsLine, Ecolab, iMotors, Military.com and Sage Software.

   Companies are increasingly building e-businesses in response to the rapid growth in the commercial use of the Internet and are seeking the expertise of outside Internet professional service providers to implement these e-businesses. International Data Corporation, an independent research firm, estimates that the worldwide market for Internet services will grow from $16.5 billion in 1999 to $102.7 billion in 2004.

   We believe the marketplace is entering the next generation of e-businesses. The first generation focused primarily on creating transactive web sites and not on helping clients build stronger customer relationships. We believe that next generation e-businesses must invest more efficiently to acquire customers and increase customer retention rates in order to improve profitability. e-businesses can achieve these objectives by more effectively managing relationships with their online customers as well as investing in brand differentiation. Relationship management helps identify the right customers through segmentation analysis, creates loyalty by employing targeted marketing and incentive campaigns and increases revenues per customer through personalized marketing.

   We believe next generation e-businesses are seeking Internet professional services firms that can provide all the services that enable clients to build profitable and longer-lasting e-relationships. We believe we are well positioned to benefit from this market opportunity because of our ability to help clients establish long term, stronger and more profitable customer relationships, instead of simply acquiring customers on an individual transaction basis. We believe the following elements of our solution distinguish us as a leading provider of Internet professional services:

  . our development and use of proprietary measurement tools, which we refer to as eRMetrics, to help evaluate the effectiveness of an e-business;

  . our ability to offer specific e-Relationship service offerings following our eRMetrics evaluation;

  . our use of reusable frameworks and tools and geographically dispersed delivery centers to increase speed of execution and quality of the solution;

  . our use of integrated, multi-disciplinary client teams organized on a regional basis; and

  . our extensive technology expertise, which stems from our 10 year history of implementing complex technology solutions.

   Our objective is to become the leading provider of e-relationships services. Our strategy to achieve this goal is to:

  .  use our performance centers to develop new service offerings;

  .  enhance and capitalize on eRMetrics;

  .  target new industries;

  .  continue to build our brand;

  .  attract and retain highly qualified professionals; and

  .  continue to develop industry relationships.

   We were incorporated in 1990 in Delaware under the name NexGen SI, Inc. and changed our name to Nexgenix, Inc. on October 27, 1999. As of December 31, 1999, we had 260 billable employees. We have 22 offices located across the United States in California, Florida, Georgia, Illinois, New Jersey, New York, North Carolina, Pennsylvania and Texas, and one international office located in India. Our principal executive office is located at 30 Corporate Park Plaza, Suite 410, Irvine, California 92606 and our telephone number is (949) 476-4097. Our web site is located at www.nexgenix.com. The information on our web site is not part of this prospectus.

                                  The Offering

Common stock offered by us..........         shares

Common stock to be outstanding
 after this offering................         shares, or        shares if
                                      the underwriters exercise their over-
                                      allotment option in full. We will not
                                      receive any of the proceeds from the
                                      sale of the shares by the selling
                                      stockholders.

Over-allotment option by selling
 stockholders.......................         shares

Use of proceeds.....................  For general corporate purposes, including repayment of debt, working
                                      capital and capital improvements.

Nasdaq National Market symbol.......  NXGN

Risk Factors........................  See "Risk Factors" beginning on page
                                      4 for a discussion of factors you
                                      should carefully consider before
                                      deciding to buy our common stock.

                                  ------------

   The number of shares of our common stock that will be outstanding after this offering is based on the number of shares of common stock outstanding on December 31, 1999. This number excludes 9,200,000 shares of common stock reserved for issuance under our stock option plans, of which options to purchase 6,405,614 shares were outstanding on December 31, 1999 at a weighted average exercise price of $0.52 per share.

   Unless otherwise indicated, all information in this prospectus (other than information in the consolidated financial statements):


  . reflects the automatic conversion of all outstanding shares of our preferred stock into a total of 8,313,728 shares of our common stock upon the closing of this offering; and

  .  assumes no exercise of the underwriters' over-allotment option.

   "Nexgenix" and the Nexgenix logo are our trademarks or service marks. Other trademarks appearing in this prospectus are the property of their respective owners, including us.

                      Summary Consolidated Financial Data
                     (in thousands, except per share data)

   The following presents our summary consolidated financial data and has been derived from our audited consolidated financial statements for the three-year period ended June 30, 1999, and from our unaudited interim consolidated financial statements for the six-month periods ended December 31, 1998 and 1999, all of which are included elsewhere in this prospectus. The pro forma as adjusted column in the consolidated balance sheet data below gives effect to the automatic conversion of all outstanding shares of our preferred stock upon
the closing of this offering, the issuance and sale of        shares of our
common stock in this offering and our receipt of the net proceeds from the sale of these shares after deducting underwriting discounts and commissions and estimated offering expenses payable by us. You should read the following summary financial information along with "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes, each of which is included elsewhere in this prospectus.

                                                                  Six-month
                                                                period ended
                                      Year ended June 30,       December 31,
                                    -------------------------  ----------------
                                     1997     1998     1999     1998     1999
                                    -------  -------  -------  -------  -------
                                                                 (unaudited)
Statement of Operations Data:
Revenues..........................  $16,790  $23,421  $32,376  $16,562  $20,715
                                    -------  -------  -------  -------  -------
Operating expenses:
  Professional services (exclusive
   of $16 reported below as stock-
   based compensation)............    9,568   15,155   17,771    9,569   11,369
  Selling, general and
   administrative (exclusive of
   $1,768 reported below as stock-
   based compensation)............    6,542    7,972   14,663    6,473   12,405
  Stock based compensation........      --       --       --       --     1,784
                                    -------  -------  -------  -------  -------
    Total operating expenses......   16,110   23,127   32,434   16,042   25,558
                                    -------  -------  -------  -------  -------
Income (loss) from operations.....      680      294      (58)     520   (4,843)
Other income (expenses)...........      (49)     (64)    (146)     (77)     (28)
Income tax (provision) benefit....     (219)    (122)      54     (117)   1,169
                                    -------  -------  -------  -------  -------
Income (loss) before minority
 interest.........................  $   412  $   108  $  (150) $   326  $(3,702)
                                    =======  =======  =======  =======  =======
Net income (loss).................  $   362  $   106  $  (171) $   334  $(3,652)
Accretion of preferred stock
 discount and dividends...........      --       --       --       --      (350)
                                    -------  -------  -------  -------  -------
Net income (loss) available to
 common stockholders..............  $   362  $   106  $  (171) $   334  $(4,002)
                                    =======  =======  =======  =======  =======
Net income (loss) per common
 share:
  Basic...........................  $  0.01  $  0.00  $ (0.01) $  0.01  $ (0.15)
                                    =======  =======  =======  =======  =======
  Diluted.........................  $  0.01  $  0.00  $ (0.01) $  0.01  $ (0.15)
                                    =======  =======  =======  =======  =======
Shares used in computation:
  Basic...........................   28,000   28,000   28,000   28,000   27,386
                                    =======  =======  =======  =======  =======
  Diluted.........................   29,344   29,344   28,000   29,344   27,386
                                    =======  =======  =======  =======  =======
Pro forma basic and diluted net
 loss per common share............                                      $ (0.12)
                                                                        =======
Shares used in pro forma basic and
 diluted net loss per common
 share............................                                       30,003
                                                                        =======

                                                  As of December 31, 1999
                                                  ------------------------
                                                            Pro forma
                                                  Actual   as adjusted
                                                  -------  -----------
Consolidated Balance Sheet Data:
Cash and cash equivalents........................ $11,758     $
Working capital..................................  13,914
Total assets.....................................  23,172
Mandatorily redeemable preferred stock...........  20,663
Long-term debt, net of current portion...........     557
Total stockholders' equity (deficit).............  (4,902)

                                  RISK FACTORS

   Your investment in our common stock involves a high degree of risk. You should consider the risks described below and the other information in this prospectus carefully before you purchase any shares of our common stock. If we do not successfully address any of the risks described below, there could be a material adverse effect on our business, financial condition and results of operations. Additional risks and uncertainties not presently known to us may also impair our operations and business.

                         Risks Relating to Our Business

We expect to report losses for the forseeable future and may not achieve or sustain future profitability.

   Although we were incorporated in 1990, we have been focused on the Internet services market only since 1998. We incurred a net loss of $3.7 million for the six-month period ended December 31, 1999 and a net loss of $0.2 million for fiscal 1999. We are investing in the expansion of our Internet services offerings and may not recover that investment. We also expect to incur net losses for the foreseeable future. As we strive to grow our business, we expect to spend significant funds for general corporate purposes, including working capital, marketing, hiring additional personnel, upgrading our infrastructure, including internal information systems, and expanding into new geographical markets. We expect that our plans for increases in expenses and capital expenditures over the next 12 to 18 months will result in losses. We cannot predict when, if ever, we will achieve sufficient revenues to enable us to become profitable.

The loss of executive management or regional directors may harm our ability to obtain and retain client engagements, maintain a cohesive culture and compete effectively.

   We believe that our success depends on the continued employment of our executive management and regional directors, because personal relationships between such individuals and our clients are critical to obtaining and retaining client engagements and maintaining a cohesive culture. If one or more members of our executive management or any of our regional directors should discontinue working in their present positions for any reason, these persons would be very difficult to replace. In addition, if any of these key employees joined a competitor or formed a competing company, some of our clients might choose to use the services of that competitor or new company instead of our own. Furthermore, clients or other companies seeking management talent may hire away some of our executive management or regional directors. This would not only result in the loss of key employees, but could also result in the loss of client relationships or new business opportunities and impede our ability to implement our business strategy.

The loss of our professionals, or our inability to hire new qualified professionals, could hinder our ability to grow and serve our clients.

   The Internet services market is labor intensive. Currently, companies in our industry and similar industries face a shortage of personnel with management experience, Internet expertise and creative and technical skills, and we do not anticipate any improvement in this situation in the foreseeable future. We compete intensely with other companies to hire and retain qualified labor from the pool of available talent. We may not be successful in hiring and retaining qualified personnel. We may need to incur higher compensation expenses than we currently incur in order to attract and retain qualified personnel. If we cannot hire, train and retain qualified personnel or if a significant number of our current employees depart, we may be unable to complete or retain existing engagements or bid for new engagements of similar scope and revenues.

We have relied and expect to continue to rely on a limited number of clients for a significant portion of our revenues.

   For the six-month period ended December 31, 1999, our 10 largest clients accounted for approximately 57% of our revenues, and for fiscal 1999, our 10 largest clients accounted for approximately 76% of our revenues. The volume of work that we perform for a specific client is likely to vary from period to period, and a significant client in one period may significantly decrease or discontinue use of our services in a subsequent period. For example, although our largest customer in fiscal 1999 accounted for approximately 25% of our revenues in fiscal 1999, we do not expect it to continue to be one of our 10 largest clients after the second quarter of fiscal 2000. To the extent that any significant client uses less of our services or terminates its relationship with us, during or following the completion of an engagement, our revenues could decline substantially and our operating results could be adversely affected to the extent we are unable to quickly redeploy our professionals to other client engagements.

Our business may be harmed if we fail to estimate the cost, scope or duration of an engagement accurately.

   Approximately 67% of our revenues was derived from fixed price engagements during the six-month period ended December 31, 1999. Because of the complexity of many of our fixed price client engagements, accurately estimating the cost, scope and duration of a particular engagement is often a difficult task. If we fail to estimate the cost, scope or duration of one or more of our fixed price engagements accurately, we could be forced to devote additional resources to these engagements for which we will not receive additional compensation. To the extent that we need to spend additional resources on a fixed price engagement, we could realize reduced profits, or a loss, on that engagement.

We derive our revenues from project-based client engagements, which make our revenues difficult to predict.

   We derive our revenues from client engagements undertaken on a project-by-project basis which vary in size, scope and duration. As a result, our revenues are difficult to predict, because any client that accounts for a significant portion of our revenues in a given period may not generate a similar amount of revenues, if any, in subsequent periods. After completion of an engagement, a client may not retain us in the future. Furthermore, our existing clients can generally terminate their engagement with us with little notice and without penalty. If clients terminate existing engagements or if we are unable to enter into new engagements, our revenues could decline substantially.

Our quarterly financial results are subject to significant fluctuations due to many factors, any of which could adversely affect our stock price.

   Our revenues and operating results may vary significantly from period to period. Any decline in revenues or earnings or a greater than expected loss for any quarter could cause the market price of our common stock to decline. The factors which may cause our financial results to vary from period to period include:

  . unanticipated delays, deferrals or cancellations of major client engagements;

  .  unanticipated changes in the scope of major client engagements;

  . the extent to which we use subcontractors or hire new billable professionals whom we may not be able to immediately utilize on client engagements;

  .  variations in market demand for Internet and marketing services; and

  .  our ability to complete fixed price engagements on budget.

   In addition, because a substantial percentage of our expenses, particularly labor costs, are fixed in amount, the factors listed above may cause our operating income and operating margins to vary significantly from quarter to quarter. Due to these factors, we believe that period-to-period comparisons of our operating results may not be meaningful. Therefore, you should not rely on period-to-period comparisons of our operating results as an indication of our future performance.

If we are unable to manage our growth, it will adversely affect our business, the quality of our solutions and our ability to retain key personnel.

   We may not be able to manage our growth if we continue to grow at a pace similar to that in recent years. Our growth has placed significant demands on our management and other resources and will continue to do so in the future. Our revenues increased 38% for fiscal 1999 compared to fiscal 1998, and 25% for the six-month period ended December 31, 1999 compared to the same period in 1998. The number of our employees increased from 278 on December 31, 1998 to 441 on December 31, 1999. Our ability to manage our growth will depend on our:

  .  estimating accurately the time and resources needed for engagements;

  .  improving our business development capabilities;

  . continuing to retain, motivate and manage our existing employees and attract and integrate new employees;

  . building a base of intellectual capital that can be utilized for client development and service delivery;

  .  opening and staffing new offices; and

  . improving our operational, financial, accounting and other internal systems and controls on a timely basis.

   If we are unable to manage our growth effectively, it could have a material adverse effect on our ability to achieve or maintain profitability, the quality of our solutions and our ability to retain key personnel.

Intense competition in the Internet services market could impair our ability to grow and achieve profitability.

   We may not be able to compete effectively with current or future competitors. The Internet services market is relatively new and highly fragmented. We expect competition to intensify further as this market rapidly evolves and consolidates. Some of our competitors have longer operating histories, larger client bases, stronger relationships with their clients, greater brand or name recognition and significantly greater financial, technical and marketing resources than we do. As a result, our competitors may be in a better position to respond more quickly to new or emerging technologies and changes in client requirements and to devote greater resources than we can to the development, promotion and sale of their services. We face competition from the following types of companies:

  . Internet services firms, including eLoyalty, Proxicom, Razorfish, Sapient, Scient, Viant and Whittman-Hart;

  . technology consulting firms and integrators, including Andersen Consulting, EDS, IBM Global Services and the major accounting firms;

  . strategy consulting firms, including Bain & Company, Booz Allen & Hamilton, The Boston Consulting Group and McKinsey & Company; and

  . in-house information technology, marketing and design service departments of our current and potential clients.

   In addition, there are relatively low barriers to entry into the Internet services market. We do not own any patented technology that would stop competitors from entering this market and providing services similar to ours. As a result, the emergence of new competitors may pose a threat to our business. Existing or future competitors may develop and offer services that are superior to, or have greater market acceptance than, ours which could significantly decrease our revenues and the value of your investment.

We may need additional capital in the future, which may not be available to us and if raised may dilute your ownership interest in us.

   During fiscal 1999, we used $1.3 million net cash in operating activities and in the six-month period ended December 31, 1999, we used $3.4 million net cash in operating activities. We expect to continue to require cash for our operating activities for the foreseeable future. We cannot predict when, if ever, we will have positive cash flows from operations. In the future, we may need to raise additional funds, either through public or private debt or equity financing, to fund our operations, as well as to take advantage of expansion or acquisition opportunities, develop new solutions or compete effectively. Any additional capital raised through the sale of equity or equity-linked securities would dilute your percentage ownership in us. These new securities also could have rights, preferences or privileges senior to those of the common stock issued in this offering. Furthermore, we may not be able to obtain additional financing when needed or on terms favorable to us or our stockholders. If additional financing is not available on favorable terms or at all, this may adversely affect our ability to develop or enhance our services, take advantage of business opportunities or respond to competitive pressures.

The market for Internet professional services is new and developing and may not gain acceptance.

   Our future growth is dependent upon our ability to provide Internet professional services that are accepted by our existing and prospective clients. The level of demand for and acceptance of Internet professional services is uncertain and dependent upon a number of factors, including:

  . the growth in consumer access to the Internet and acceptance of other interactive technologies;

  .  the adoption of Internet-based business models by companies; and

  . the development of technologies that facilitate two-way communication between companies and targeted audiences.

   Significant issues concerning the commercial use of Internet technologies include security, reliability, cost, ease of use and quality of service. These issues may inhibit the growth of the Internet business solutions that utilize these technologies.

   Industry analysts and others have made many predictions concerning the growth of the Internet as a business medium. You should form your own views as to the reliability of these predictions. If the market for Internet professional services fails to develop, or develops more slowly than predicted, or if our services do not achieve market acceptance, our business will not succeed and the value of your investment in our common stock will decline.

Other parties may assert that we infringe on their intellectual property rights or that our employees have misappropriated their proprietary information, which could result in substantial costs and diversion of management's attention.

   It is possible that other parties may assert infringement claims against us in the future or claim that we have violated their intellectual property rights. While we know of no basis for any intellectual property infringement claims, authorship of intellectual property rights can be difficult to verify. We currently are defending a claim brought by one of our competitors alleging that its former employees who we hired misappropriated its proprietary information for our benefit. Regardless of the merits of such claims, infringement or misappropriation claims by third parties could be time consuming and costly to defend, divert our management's attention or require us to make changes to our technologies.

Our business may suffer if we have disputes over our right to reuse intellectual property we develop in connection with a client engagement.

   Part of our business involves the development of software applications for specific client engagements. Clients generally retain ownership of client-specific software, although we typically retain the right to reuse our methodology, tools, processes and other intellectual property that we develop without the joint participation of our client. Issues relating to the ownership of and rights to use intellectual property can be complicated, and disputes may arise that could adversely affect our ability to reuse these methodologies, tools, processes and other intellectual property. These disputes could damage our relationships with our clients and our business reputation, divert our management's attention and have a material adverse effect on our ability to grow our business.

Our current services may become obsolete if we are unable to keep pace with the latest technological changes and client preferences.

   The Internet services market is characterized by rapid technological change. We must respond successfully to changes in technology, industry standards and client preferences on a timely and cost-effective basis to remain competitive and serve our clients effectively. We may experience technical or other difficulties that prevent or delay our development or introduction of solutions that address changes in technology, industry standards and client preferences. These difficulties could cause our current services to become obsolete.

If we are unable to maintain our reputation and expand our name recognition, we may have difficulty attracting new business and retaining current clients and employees, and our business may suffer.

   Given our recent entry into the Internet professional services market, we believe that establishing and maintaining a good reputation and name recognition are critical for attracting and retaining clients and employees. We also believe that in our market, which is relatively new and lacks any dominating participant, the importance of reputation and name recognition will play an important role in determining the competitive position of each market participant. We believe that companies seeking to develop their e-businesses on a rapid timetable are most likely to engage Internet services providers that are well known and can provide strong references. If our reputation is damaged or if potential clients are not familiar with us or the solutions we provide, we may be unable to attract new, or retain existing, clients and employees. Promotion and enhancement of our name will depend largely on our success in continuing to provide effective solutions. If clients do not perceive our solutions to be effective or of high quality, our brand name and reputation will suffer and we could become subject to economic liability.

Increasing government regulation of the Internet could adversely affect our business.

   Due to the increasing popularity of the Internet, various laws or regulations relating to the Internet may be adopted. For example, recent well publicized concerns regarding consumer privacy in online marketing has raised the possibility that the federal, state or foreign governments may enact legislation or propose regulations that restrict the ability of marketers to collect data on their customers or regulate the manner in which companies may use such data. If governments implement such restrictions or regulations, companies may be less inclined to seek our marketing solutions. An increase in federal, state or foreign legislation or regulation of the Internet could decrease its usage. If this decline occurs, existing and prospective clients may decide not to use our solutions. In addition, a number of legislative proposals have been made at the federal, state and local levels and by foreign governments that could impose taxes on e-commerce. The three-year moratorium preventing state and local governments from taxing Internet access, taxing electronic commerce in multiple states and discriminating against electronic commerce is scheduled to expire on October 21, 2001. If this moratorium ends, state and local governments could impose taxes on or discriminate against e-commerce. These regulations, and other attempts to regulate commerce over the Internet, could impair the viability of e-commerce and the growth of our business.

Potential acquisitions may result in increased expenses, difficulties in integrating target companies and diversion of management's attention.

   Although we currently do not have any agreements, commitments or understandings to do so, we may attempt to expand our solutions and service offerings and gain access to new markets through strategic acquisitions and investments. We may encounter the following risks in implementing this strategy:

  . diversion of management's attention during the acquisition and integration process;

  . costs, delays and difficulties of integrating the acquired company's operations, technologies and personnel into our existing operations, organization and culture;

  . adverse impact on earnings of amortizing the acquired company's intangible assets, which could be significant in light of the high valuations of many Internet and other information technology services companies;

  . issuances of equity securities to pay for acquisitions which may be dilutive to existing stockholders;

  . negative impact on our financial condition due to the timing of the acquisition or our failure to meet operating expectations for acquired businesses; and

  . expenses of any undisclosed or potential legal liabilities of the acquired company, including intellectual property, employment and warranty and product liability-related problems.

   The occurrence of any of these events could have a material adverse effect on our business, financial condition and results of operations.

We may encounter problems with international operations.

   We have limited experience in promoting and selling our solutions within foreign countries or in integrating international operations into our company. As we begin pursuing international opportunities, including acquisitions, we will face a number of potential difficulties, including cultural differences, currency exchange risks, the underdevelopment of an Internet infrastructure in some international markets and different regulatory schemes. Additionally, we will need to devote significant managerial and financial resources to locate and retain qualified personnel for international operations, as well as to obtain the necessary technical and strategic support for international expansion. As a result, we may not be able to promote our services or perform client engagements in international markets successfully. If we fail to expand our international operations successfully, it may hinder our growth and ability to compete effectively and could harm our business reputation.

   We rely on our subsidiary located in India for certain important aspects of our operations, including developing our technologies, recruiting of personnel and providing 24-hour project coverage to our clients. The operation of this subsidiary may be disrupted by many events related to India and international operations, which may disrupt our operations as a whole. These events include:

  . political instability, civil interest and hostilities, and changes in the local economy;

  . economic sanctions imposed by the United States and other countries against India;

  .  unexpected changes in local laws and regulations;

  . the failure of India law to adequately protect our intellectual property rights;

  .  natural disasters;

  .  our inability to manage this subsidiary from overseas.

   The occurrence of any of these events could materially and adversely affect our business and results of operations.

                        Risks Relating to this Offering

You may be unable to resell shares of common stock you purchase in this offering at or above the initial public offering price.

   There was no public market for our common stock prior to this offering. The initial public offering price of the common stock will be determined through our negotiations with the underwriters and does not necessarily reflect to our book value, assets, past operating results, financial condition or other established criteria of value. Since the market price after the offering may be less than the initial public offering price, you may be unable to resell those shares at or above the initial public offering price.

   In addition to errors in the initial valuation of our publicly offered common stock, the market price of our common stock may fluctuate significantly in response to the following factors, some of which are beyond our control:

  . announcements by us or by our competitors regarding significant technological innovations, contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

  . the introduction of new technology, products or services, or changes in pricing policies by us or our competitors;

  . changes in stock market analyst recommendations regarding our common stock, the stock of comparable companies, or the technology industry generally;

  . comments regarding us and the Internet professional services market made on Internet bulletin boards;

  .  changes in accounting policies; and

  .  regulatory actions.

   In addition, stock markets have experienced extreme price and volume volatility in recent years. This volatility has had a substantial effect on the market prices of securities of many smaller public companies for reasons unrelated or disproportionate to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

Our quarterly financial results may fall below public expectations due to many factors, any of which could adversely affect our stock price.

   We believe that the market price of our common stock, like that of other Internet services providers, will be subject to wide fluctuations based on variances between public expectations of our quarterly operating results and our actual results. It is possible that in some future periods our operating results may fall below the expectations of public market analysts and investors. Any decline in revenues or earnings or a greater than expected loss for any quarter could cause the market price of our common stock to decline sharply.

The sale or availability for sale of substantial amounts of our shares of common stock could cause our stock price to decline.

   If our existing stockholders sell a substantial number of their shares of our common stock after this offering, or the public market perceives that these sales may occur, the market price of our common stock could decline. The 38,286,100 shares of common stock outstanding prior to this offering are "restricted securities" as defined in Rule 144 under the Securities Act. These shares may be sold in the future pursuant to a registration statement or without registration pursuant to Rule 144 or Rule 701 under the Securities Act or another exemption from registration.

   In connection with this offering, we, the selling stockholders, our executive officers and directors and all of our existing stockholders have agreed, with limited exceptions, not to sell any shares of common stock for 180 days after this offering without the consent of Credit Suisse First Boston Corporation. However, these shares may be released from these restrictions by Credit Suisse First Boston Corporation at any time in its sole discretion. The effect that sales in the public market of shares held by principal stockholders or other stockholders or the potential availability for future sale of these shares will have on the market price of our common stock is unpredictable. See "Shares Eligible for Future Sale" for a more complete description of the number of shares of our common stock that will be eligible for sale after this offering and the restrictions imposed on those shares.

   We have entered into an agreement with a number of our stockholders that provide these stockholders with the right to compel us to register their shares for sale either by requiring us to include, or piggyback, their shares in a registration statement relating to other shares of our common stock or by demanding that we file a registration statement on their behalf. Piggyback registration rights apply to approximately 35,863,436 shares and demand registration rights apply to approximately 8,313,728 shares of our common stock. Registration of these shares generally would allow these holders to sell their shares without restriction.

The net proceeds of this offering may be allocated in ways with which our stockholders may disagree.

   Our management will have significant flexibility in applying the majority of the net proceeds of this offering. We have not yet identified any particular investment or transaction for these proceeds. You will have to rely on our judgment and may disagree with our decisions as to the application of these proceeds. See "Use of Proceeds" for a description of our intention regarding our use of proceeds from this offering.

You will experience immediate and substantial dilution of the value of the common stock you purchase in this offering.

   If you purchase common stock in this offering, you will pay more for your shares than existing stockholders paid for their shares. Accordingly, you will
experience immediate and substantial dilution of approximately $     per share,
representing the difference between our book value per share after giving effect to this offering and the initial public offering price. All of the shares issuable upon the exercise of currently outstanding stock options will be issued at a purchase price lower than the initial public offering price per share. We also expect to offer stock options to employees, officers and directors in the future. These issuances could further dilute the value of your investment in our common stock.

Provisions in our charter documents may make takeover attempts difficult or impossible.

   Our board of directors has the authority, without any approval by the stockholders, to issue up to 10,000,000 shares of preferred stock and to fix the rights and preferences of such shares. In addition, our amended and restated certificate of incorporation and bylaws contain provisions that require stockholders to give advance notice if they wish to nominate directors or submit proposals for stockholder approval. These provisions may have the effect of delaying, deferring or preventing a change in control, may discourage bids for our common stock at a premium over its market price and may adversely affect the market price, and the voting and other rights of the holders of our common stock. See "Description of Capital Stock" for a more detailed discussion of the anti-takeover effects of our charter and bylaws.

Our officers and directors, along with their affiliated entities, can control matters requiring stockholder approval because they own a majority of our common stock, and they may vote this common stock in a way with which you do not agree.

   After this offering, our officers and directors, along with their affiliated
entities, will beneficially own, in the aggregate, approximately     % of the
outstanding shares of our common stock. As a result, if these persons choose to act together, they will have the ability to exercise substantial control over our affairs and corporate actions requiring stockholder approval, including the election of directors, a sale of substantially all our assets, a merger with another entity or an amendment to our certificate of incorporation. This ability of these stockholders to control stockholder votes could delay, deter or prevent a change in control and could adversely affect the price that investors might be willing to pay in the future for shares of our common stock.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus includes forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words such as "may," "will," "expect," "anticipate," "believe," "intend," "estimate," "continue" and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. You should not place undue reliance on any forward-looking statements. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus to conform these statements to actual results.

                                USE OF PROCEEDS

   We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable
by us, will be approximately $     million based upon an assumed initial public
offering price of $      per share. We will not receive any proceeds from the
sale of our common stock by the selling stockholders.

   We expect to apply the net proceeds from this offering as follows:

  .  $         for the purchase of the 40% minority interest in our
     subsidiary from our two principal stockholders, A. Rick Dutta and S. Don Ganguly;

  .  $         to repay amounts outstanding under our line of credit; and

  .  $         to repay amounts under promissory notes we issued to A. Rick
     Dutta and S. Don Ganguly.

   We expect to use the remaining net proceeds from this offering for general corporate purposes, including working capital and capital improvements. We may also use a portion of the net proceeds for the acquisition of businesses that are complementary to ours. However, we have no agreements or commitments and currently are not engaged in any negotiations with respect to any acquisitions.

   Pending these uses, we will invest the net proceeds from this offering in investment grade interest-bearing securities.

                                DIVIDEND POLICY

   We have never declared or paid cash dividends on our capital stock. We plan to retain all future earnings to finance the development and growth of our business. Therefore, we do not currently anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination as to the payment of dividends will be at the discretion of our board of directors.

                                 CAPITALIZATION

   The table below sets forth our capitalization as of December 31, 1999 on an actual basis and on a pro forma as adjusted basis to reflect:

  .  the sale of          shares of common stock offered by us at an assumed
     initial public offering price of $     per share, after deducting
     underwriting discounts and commissions and estimated offering expenses payable by us; and

  . the automatic conversion of all outstanding shares of preferred stock into 8,313,728 shares of common stock effective upon the closing of this offering.

   The table excludes 6,405,614 shares of common stock issuable upon exercise of options outstanding as of December 31, 1999, at a weighted average exercise price of $0.52 per share.

   You should read this table together with the sections entitled "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

                                                           As of December 31,
                                                                  1999
                                                           --------------------
                                                                     Pro forma
                                                           Actual   as adjusted
                                                           -------  -----------
                                                               (dollars in
                                                               thousands)
Cash and cash equivalents................................  $11,758     $
                                                           =======     ====
Current maturities of long-term debt.....................  $   941     $
                                                           -------     ----
Long-term debt, less current maturities..................      557
Mandatorily redeemable preferred stock, $.001 par value
 per share, 4,093,801 shares authorized, 3,761,871 shares
 issued and outstanding, 331,930 shares subject to issued
 and outstanding warrants, actual; no shares authorized,
 issued and outstanding, pro forma as adjusted...........   20,663
Stockholders' equity:
  Preferred stock, $.001 par value per share, 10,000,000
   shares authorized, no shares issued and outstanding,
   actual and pro forma as adjusted......................      --
  Common stock, $.001 par value per share, 80,000,000
   shares authorized, 26,917,874 shares issued and
   outstanding, actual; 160,000,000 shares authorized,
        shares issued and outstanding, pro forma as
   adjusted..............................................       27
  Additional paid-in-capital.............................      --
  Notes receivable from stockholders.....................     (627)
  Deferred compensation..................................   (1,251)
  Retained earnings (deficit)............................   (3,051)
    Total stockholders' equity (deficit).................   (4,902)
                                                           -------     ----
    Total capitalization.................................  $16,318     $
                                                           =======     ====

                                    DILUTION

   Our pro forma net tangible book value as of December 31, 1999 was
approximately $      million, or $      per share. Pro forma net tangible book
value per share, after giving effect to the automatic conversion of all outstanding shares of our preferred stock into shares of our common stock upon the closing of this offering, is equal to our total tangible assets less total liabilities, divided by the pro forma as adjusted number of shares of common stock outstanding, in each case as of December 31, 1999. Our pro forma as adjusted net tangible book value as of December 31, 1999 would have been $
million, or $      per share of common stock, assuming the sale by us of
           shares of common stock at an assumed initial public offering price
of $      per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. This represents an immediate
increase in pro forma net tangible book value of $      per share to existing
stockholders and an immediate dilution in pro forma net tangible book value of
$      per share to new investors purchasing shares of our common stock in this offering, as illustrated in the following table:

                                                                          Per
                                                                         Share
                                                                        -------
Assumed initial public offering price..................................     $
  Pro forma net tangible book value as of December 31, 1999............ $
  Increase in pro forma net tangible book value attributable to new investors...........................................................
                                                                        ---
Pro forma as adjusted net tangible book value after this offering......
                                                                            ---
Dilution to new investors..............................................     $
                                                                            ===

   The following table summarizes, on a pro forma as adjusted basis as of December 31, 1999, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid, in each case by (1) existing stockholders, including those stockholders receiving shares of our common stock upon the automatic conversion of all outstanding shares of our preferred stock upon the closing of this offering, and (2) new investors purchasing shares in this offering.

                                             Shares of
                                            Common Stock      Total      Average
                                            Purchased(1)  Consideration   Price
                                           -------------- --------------   Per
                                           Number Percent Amount Percent  Share
                                           ------ ------- ------ ------- -------
   Existing stockholders..................             %  $           %   $
   New investors..........................
                                            ----    ---   -----    ---
     Total................................          100%  $        100%
                                            ====    ===   =====    ===

---------------------
(1) If the underwriters exercise their over-allotment option in full, such sales by the selling stockholders in this offering will reduce the number
    of shares held by existing stockholders to            shares, or     % of
    the total number of shares of common stock to be outstanding after this offering, and will increase the number of shares held by new investors to
                  shares, or      % of the total number of shares of common
    stock outstanding after this offering. See "Principal and Selling Stockholders."

   The foregoing tables assume no exercise of any outstanding stock options to purchase common stock. As of December 31, 1999, there were outstanding options and warrants to purchase an aggregate of 7,069,474 shares of common stock at a
weighted average exercise price of $     per share. If all of these options and
warrants had been exercised on December 31, 1999, our pro forma net tangible
book value would have been approximately $      million, or $      per share.
Upon the issuance of common stock in this offering, our pro forma as adjusted net tangible book value on December 31, 1999 would have been approximately
$      million, or $      per share, the increase in pro forma as adjusted net
tangible book value attributable to new investors would have been $      per
share and the dilution in pro forma as adjusted net tangible book value to new
investors would have been $      per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                      (in thousands, except per share data)

   You should read the following selected consolidated financial data along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes, each of which is included in this prospectus. We derived the statement of operations data for the three-year period ended June 30, 1999 and the balance sheet data as of June 30, 1998 and 1999 from our consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, independent accountants, and are included in this prospectus. We derived the statement of operations data for the year ended June 30, 1996 and the balance sheet data as of June 30, 1996 and 1997 from our audited consolidated financial statements, which are not included in this prospectus. We derived the statement of operations data for the six-month periods ended December 31, 1998 and 1999 and the balance sheet data as of December 31, 1999 from our unaudited consolidated financial statements, which are included in this prospectus. We derived the statement of operations data for the year ended June 30, 1995 and the balance sheet data as of June 30, 1995 from our unaudited consolidated financial statements, which are not included in this prospectus. In the opinion of our management, the unaudited financial information includes all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair presentation of such information. Our results of operations for the six-month period ended December 31, 1999 are not necessarily indicative of the results that we may achieve for the full fiscal year.

                                                                          Six-month
                                                                        period ended
                                    Year ended June 30,                 December 31,
                          -------------------------------------------  ----------------
                           1995     1996     1997     1998     1999     1998     1999
                          -------  -------  -------  -------  -------  -------  -------
Statement of Operations
 Data:
Revenues................  $11,509  $15,799  $16,790  $23,421  $32,376  $16,562  $20,715
                          -------  -------  -------  -------  -------  -------  -------
Operating expenses:
  Professional services
   (exclusive of $16
   reported below as
   stock-based
   compensation)........    7,652    8,747    9,568   15,155   17,771    9,569   11,369
  Selling, general and
   administrative
   (exclusive of $1,768
   reported below as
   stock-based
   compensation)........    3,401    5,706    6,542    7,972   14,663    6,473   12,405
  Stock-based
   compensation.........      --       --       --       --       --       --     1,784
                          -------  -------  -------  -------  -------  -------  -------
Total operating
 expenses...............   11,053   14,453   16,110   23,127   32,434   16,042   25,558
                          -------  -------  -------  -------  -------  -------  -------
Income (loss) from
 operations.............      456    1,346      680      294      (58)     520   (4,843)
Other income (expenses):
  Interest income.......        1       19       21       72       52       19      106
  Interest expense......      (24)     (35)     (64)    (157)    (198)     (96)    (134)
  Other.................       (1)      14       (6)      21      --       --       --
                          -------  -------  -------  -------  -------  -------  -------
Income (loss) before
 provision for income
 taxes and minority
 interest...............      432    1,344      631      230     (204)     443   (4,871)
Income tax (provision)
 benefit................     (210)    (514)    (219)    (122)      54     (117)   1,169
                          -------  -------  -------  -------  -------  -------  -------
Income (loss) before
 minority interest......      222      830      412      108     (150)     326   (3,702)
Minority interest.......       32      (56)     (50)      (2)     (21)       8       50
                          -------  -------  -------  -------  -------  -------  -------
Net income (loss).......      254      774      362      106     (171)     334   (3,652)
Accretion of preferred
 stock discount and
 dividends..............      --       --       --       --       --       --      (350)
                          -------  -------  -------  -------  -------  -------  -------
Net income (loss)
 available to common
 stockholders...........  $   254  $   774  $   362  $   106  $  (171) $   334  $(4,002)
                          =======  =======  =======  =======  =======  =======  =======
Net income (loss) per
 common share:
  Basic.................  $  0.01  $  0.03  $  0.01  $  0.00  $ (0.01) $  0.01  $ (0.15)
                          =======  =======  =======  =======  =======  =======  =======
  Diluted...............  $  0.01  $  0.03  $  0.01  $  0.00  $ (0.01) $  0.01  $ (0.15)
                          =======  =======  =======  =======  =======  =======  =======
Shares used in
 computation:
  Basic.................   28,000   28,000   28,000   28,000   28,000   28,000   27,386
                          =======  =======  =======  =======  =======  =======  =======
  Diluted...............   29,344   29,344   29,344   29,344   28,000   29,344   27,386
                          =======  =======  =======  =======  =======  =======  =======
Pro forma basic and
 diluted net loss per
 common share...........                                                        $ (0.12)
                                                                                =======
Shares used in pro forma
 basic and diluted net
 loss per common share..                                                         30,003
                                                                                =======

                                          As of June 30,              As of
                                ---------------------------------- December 31,
                                 1995   1996   1997   1998   1999      1999
                                ------ ------ ------ ------ ------ ------------
Balance Sheet Data:
Cash and cash equivalents.....  $   30 $  694 $  773 $1,016 $  728   $11,758
Working capital...............     219    873  1,753  1,902  1,491    13,914
Total assets..................   2,764  4,257  5,188  7,566  9,700    23,172
Long-term debt, net of current
 portion......................     122     57    662    763    736       557
Mandatorily redeemable
 preferred stock..............     --     --     --     --     --     20,663
Total stockholders' equity
 (deficit)....................     612  1,386  1,748  1,854  1,683    (4,902)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion along with our consolidated financial statements and the related notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that involve potential risks and uncertainties, including those discussed under "Risk Factors." Actual results could differ materially from results discussed in, or implied by, these forward-looking statements.

Overview

   We provide a new category of Internet professional services that we call e-Relationship services. e-Relationship services are an integrated offering of business strategy, branding, marketing, creative design and technology services. Our services add significant value to our clients by helping them build next generation e-businesses that efficiently acquire and retain customers and improve profitability. We target startup and emerging e-businesses as well as traditional brick-and-mortar companies that are developing and implementing e-business solutions.

   We were incorporated in 1990. Prior to entering into the Internet professional services market in 1998, we provided client-server systems integration services. Since we began providing e-business services, our revenues have been derived increasingly from providing Internet related services. Our e-business revenues accounted for approximately 52% of our total revenues in fiscal 1999, and approximately 75% of our total revenues for the six-month period ended December 31, 1999. We expect revenues from e-business services to represent substantially all of our revenues in the future.

   Recently, we have spent considerable resources and have taken several steps to facilitate our continuing growth, including:

  . enhancing our already experienced executive management staff by adding a chief financial officer, vice president, relationship management services, vice president, financial services and vice president, people and organization strategy;

  . hiring 142 additional highly qualified professionals since January 1999, more than half of which were senior project managers and experienced consultants;

  . entering into industry relationships with hardware and software vendors such as E.piphany, Hewlett-Packard, Silknet and Vignette over the last 12 months; and

  . opening 14 new offices over the last 12 months and more than doubling the size of our delivery centers in New York, New Jersey and California.

   Our revenues consist of fees generated from professional services. We provide services on a fixed price basis as well as on a time-and-materials basis. For the six-month period ended December 31, 1999, we derived approximately 67% of our revenues from fixed price engagements, compared to 25% for the six-month period ended December 31, 1998. We expect to continue to derive a majority of our revenues from fixed price engagements in the future.

   Generally, at the inception of an engagement, we bill clients for a limited engagement to assess a project. Once we have completed this initial assessment, we typically negotiate a fixed price contract based upon a defined scope of work. To determine the proposed fixed price for an engagement, we use our proprietary estimation process that takes into account the complexity of the engagement, the anticipated number and experience of billable professionals needed, associated billing rates and the estimated duration of the engagement. Our Quality Assurance Center must approve every fixed price proposal over a specified threshold, which is currently $150,000.

   For fixed price engagements, we generally recognize revenues as services are rendered. We use the percentage-of-completion method of accounting primarily based on our evaluation of actual labor hours incurred to date compared to total labor hours estimated at contract completion. In the event cash received or billings exceed revenues recognized, we record deferred revenues as a liability. Conversely, if revenues recognized exceed billings, we record an unbilled receivable as an asset. Where appropriate, we make provisions for estimated losses on uncompleted contracts on a contract-by-contract basis and recognize these provisions in the period in which the losses are determined. For time-and-materials engagements, we generally recognize revenues as we provide services.

   Revenues from a few large clients historically have constituted a large portion of our total revenues in a particular quarter or year. For example, in fiscal 1999, our five largest clients represented approximately 53% of our revenues. For the six-month period ended December 31, 1999, our five largest clients represented approximately 41% of our revenues. The following table identifies these clients and the percent of revenues derived from each.

                                                  Six-month period ended December 31,
             Year ended June 30, 1999                             1999
             ------------------------             -----------------------------------
                                      Percent of                             Percent of
   Client                              revenues  Client                       revenues
   ------                             ---------- ------                      ----------
   Ceridian Employer Services             25%    Ceridian Employer Services      13%
   CSX Technology                          8     Nicholson NY                    10
   Merrill Lynch Credit Corp.              7     Block Financial Corporation      9
   Financial Services Corp.                7     Merrill Lynch Credit Corp.       5
   Republic Mortgage Insurance Corp.       6     Financial Services Corp.         4

   We expect a relatively high level of client concentration to continue, although not necessarily with the same clients from period to period. For example, we do not expect to continue to derive a significant portion of our revenues from Ceridian Employer Services due to the completion of our engagement with it. To the extent that any one of our significant clients uses less of our services or terminates its relationship with us, our revenues could decline substantially and our operating results could be affected adversely. We attempt to mitigate our revenue concentration risk by contractual advanced termination provisions and by rapid redeployment of our professionals to other client engagements.

   Costs of professional services primarily consist of compensation, benefits and training for our professionals engaged in the delivery of our services, costs of subcontractors, unreimbursed travel and, where applicable, software purchases. We expect that salaries for our professionals will increase over time due to the intense competition in our industry for qualified individuals. We use the term "professional services margin" to mean revenues less costs of professional services, stated as a percentage of revenues. Our ability to utilize our professionals, to incorporate any wage increases of our professionals into our billing rates, and to price and execute our fixed price engagements effectively will affect our professional services margins. We expect that our professional services margins will vary from quarter to quarter to the extent that we change our use of subcontractors, hire new professionals who we may not be able to utilize immediately, or are unable to utilize our existing base of professionals fully due to a decline in engagements.

   Selling, general and administrative expenses consist primarily of compensation and benefits for personnel engaged in sales and marketing, compensation and related expenses for executive and technical recruiting, human resources, development information technology, finance and administrative personnel, advertising, office facility expenses, professional fees and other corporate general expenses. We expect selling, general and administrative expenses to increase in absolute dollars as we expand our direct sales force, continue to increase expenditures on information technology, open new offices and expand current offices, increase recruiting efforts and incur additional costs related to the growth of our business and operations as a public company.

   Stock-based compensation is composed of two elements. Concurrently with the sale of our preferred stock in October 1999, our two founding stockholders sold 1,770,292 shares of common stock to the purchasers of our preferred stock. The holders of our preferred stock immediately exchanged with us the shares of common stock acquired from our two founding stockholders for 885,146 shares of our preferred stock. The difference in the fair market value of our preferred stock and our shares of common stock resulted in a compensation charge of $1.7 million, which was recorded in the six-month period ended December 31, 1999. In addition, we recorded an expense for the amortization of deferred compensation for stock options that were granted to employees, officers and board members at exercise prices below fair market value. All fair market value calculations are based on independent third party valuations.

   Our number of employees increased from 278 on December 31, 1998, to 441 on December 31, 1999. We actively recruit professionals and support staff and expect our total number of employees to increase significantly in 2000.

   We had positive income from operations and net income from inception to fiscal 1998. In fiscal 1999, we reported an operating loss as we increased expenses related to our expansion and increased investment in our Internet related services. We expect to report an operating loss in fiscal 2000 and fiscal 2001. In particular, we expect that our plans for increases in expenses and capital expenditures through at least fiscal 2001 to support our expected growth will adversely affect our operating results. As we strive to grow our business, we expect to spend significant funds for marketing and advertising, recruiting and hiring additional personnel, upgrading our infrastructure, expanding our internal information systems, and moving into new geographical markets. We cannot predict when, if ever, we will achieve sufficient revenues to enable us to become profitable.

Results of operations

   The following table presents, for the periods indicated, our selected statement of operations data as a percentage of our revenues. We derived these percentages from our audited financial statements included elsewhere in this prospectus for all periods presented, except for the six-month periods ended December 31, 1998 and 1999, for which we derived the percentages from our unaudited financial statements included elsewhere in this prospectus. In our opinion, the unaudited financial statements have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial information for the periods presented. The operating results for any interim period are not necessarily indicative of the results that we may achieve for the full fiscal year.

                                                         Six-month period
                                    Year ended                 ended
                                     June 30,              December 31,
                                 ---------------------   -------------------
                                 1997    1998    1999      1998       1999
                                 -----   -----   -----   --------   --------
   Revenues..................... 100.0 % 100.0 % 100.0 %    100.0 %    100.0 %
   Operating expenses:
     Professional services......  57.0    64.7    54.9       57.8       54.9
     Selling, general, and
      administrative............  39.0    34.0    45.3       39.1       59.9
     Stock-based compensation...   --      --      --         --         8.6
                                 -----   -----   -----   --------   --------
   Total operating expenses.....  96.0    98.7   100.2       96.9      123.4
                                 -----   -----   -----   --------   --------
   Income (loss) from
    operations..................   4.0     1.3    (0.2)       3.1      (23.4)
   Other income (expense) and
    income taxes................  (1.6)   (0.8)   (0.3)      (1.2)       5.5
   Minority interest in
    subsidiary..................  (0.3)    --      --         --         0.2
                                 -----   -----   -----   --------   --------
   Net income (loss)............   2.1 %   0.5 %  (0.5)%      1.9 %    (17.7)%
                                 =====   =====   =====   ========   ========

 Comparison of six-month periods ended December 31, 1999 and 1998

   Revenues. Revenues increased $4.1 million, or 25%, to $20.7 million for the six-month period ended December 31, 1999, from $16.6 million for the same period in 1998. This increase in revenues reflects expanding Internet professional services revenues, partially offset by a decline in our non-Internet services revenues. Internet professional services revenues accounted for 75% of total revenues for the six-month period ended December 31, 1999, compared to 43% for the same period in 1998. We also experienced an increase in the average size and number of client engagements and average realized billing rates.

   Professional services. Costs of professional services increased $1.8 million, or 19%, to $11.4 million for the six-month period ended December 31, 1999, from $9.6 million for the same period in 1998. This increase was primarily the result of an increase in the number of professional service personnel to support increases in revenues and to prepare for anticipated rapid growth. This increase also reflects an overall increase in salary and benefit costs.

   Our professional services margin increased to 45% for the six-month period ended December 31, 1999, from 42% for the same period in 1998. This increase was the result primarily of an increase in the average realized billing rate, higher utilization of our professionals and the decreased use of contractors.

   Selling, general and administrative. Our selling, general and administrative expenses increased $5.9 million, or 92%, to $12.4 million for the six-month period ended December 31, 1999, from $6.5 million for the same period in 1998. The increase in selling, general and administrative expenses was primarily the result of the expansion of our business to continue to facilitate our rapid growth. During the six-month period ended December 31, 1999 we significantly increased our sales force and marketing efforts, established new office space, enhanced internal systems and communications infrastructure, and added internal systems, marketing, finance and recruiting personnel.

   Stock-based compensation. In October 1999, we issued 2,876,725 shares of preferred stock and two warrants to purchase an aggregate of 331,930 shares of preferred stock exercisable until the earlier of October 28, 2000 or the closing of this offering at an exercise price of $5.55 per share, for total gross proceeds of $15,966,000. Concurrently with this issuance, our stockholders sold 1,770,292 shares of their common stock to our preferred stock investors in exchange for $4,913,000. The 1,770,292 shares of common stock were then canceled and transferred to us in exchange for 885,146 shares of preferred stock. This transaction resulted in compensation to the stockholders calculated as the difference between the fair market value of the preferred stock issued in exchange for shares of common stock and the fair market value of these shares of common stock prior to the transaction. Both values were determined by reference to independent valuations which were engaged by us in June and December, 1999. We recorded non-cash compensation expense of $1.7 million in connection with this transaction in the six-month period ended December 31, 1999.

   Additional stock-based compensation of $0.1 million reflects amortization of deferred compensation relating to employee stock options which were deemed in the money on their grant dates based on independent valuations. Unamortized deferred compensation was $1.3 million at December 31, 1999 and will be amortized over periods of up to four years.

   Minority interest. Minority interest in loss of subsidiary for the six-month period ended December 31, 1999 was fifty thousand dollars, compared to a minority interest in loss of eight thousand dollars for the six-month period ended December 31, 1998.

   Income taxes. The effective income tax benefit rate was 24% for the six-month period ended December 31, 1999, compared to 26% for the same period in 1998. The rate in both periods reflects the effects of permanent nondeductible expenses.

   Net income (loss). Net loss for the six-month period ended December 31, 1999 was $3.7 million, compared to net income of $0.3 million for the same period in 1998, primarily as a result of the above factors.

 Comparison of fiscal 1999 and fiscal 1998

   Revenues. Revenues increased $9.0 million, or 38%, to $32.4 million in fiscal 1999, from $23.4 million in fiscal 1998. This increase in revenues was primarily the result of expanding Internet professional services revenues attributable to our entry into the Internet professional services market in 1998. This increase was partially offset by a decline in our non-Internet services. This shift in our source of revenues has contributed to an increase in the average size and number of client engagements and average realized billing rates.

   Professional services. Costs of professional services increased $2.6 million, or 17%, to $17.8 million in fiscal 1999, from $15.2 million in fiscal 1998. This increase was primarily the result of an increase in the number of professionals and increases in wage rates.

   Our professional services margin increased to 45% in fiscal 1999, from 35% in fiscal 1998. This increase was primarily the result of an increase in our average realized billing rate, higher utilization of our professionals and the decreased use of contractors in fiscal 1999.

   Selling, general and administrative. Selling, general and administrative expenses increased $6.7 million, or 84%, to $14.7 million in fiscal 1999, from $8.0 million in fiscal 1998. This increase was primarily the result of additional non-billable personnel being hired in fiscal 1999, including technology, sales, human resource, finance and management personnel. This increase also reflects higher facility costs related to the expansion of our operations.

   Minority interest. Minority interest in earnings of subsidiary was twenty-one thousand dollars in fiscal 1999, compared to minority interest in earnings of subsidiary of two thousand dollars in fiscal 1998.

   Net income (loss). Net loss was $0.2 million in fiscal 1999, compared to net income of $0.1 million in fiscal 1998, primarily as a result of the above factors.

 Comparison of fiscal 1998 and fiscal 1997

   Revenues. Revenues increased $6.6 million, or 39%, to $23.4 million in fiscal 1998, from $16.8 million in fiscal 1997. This increase in revenues was attributable primarily to our entrance into the Internet professional services market in 1998. We also experienced an increase in the average size and number of client engagements and average realized billing rates.

   Professional services. Costs of professional services increased $5.6 million, or 58%, to $15.2 million in fiscal 1998, from $9.6 million in fiscal 1997. This increase was due primarily to an increase in the number of professionals. Our professional services margin decreased to 35% in fiscal 1998, from 43% in fiscal 1997. This increase in costs of professional services was the result of the integration of a significant number of new professionals, as well as the training required to transition from client server to Internet professional services.

   Selling, general and administrative. Selling, general and administrative expenses increased $1.4 million, or 22%, to $8.0 million in fiscal 1998, from $6.5 million in fiscal 1997. This increase was the result of higher facility costs related to the expansion of our business, and training and recruiting costs related to the hiring of new employees.

   Minority interest. Minority interest in earnings of subsidiary was two thousand dollars in fiscal 1998, compared to minority interest in earnings of subsidiary of fifty thousand dollars in fiscal 1997.

   Net income. Net income decreased to $0.1 million in fiscal 1998, from $0.4 million in fiscal 1997, primarily as a result of the above factors.

Liquidity and capital resources

   Prior to June 1999, we financed our operations and investments in property and equipment primarily through cash generated from operations, proceeds from our line of credit and loans from stockholders.

   During the six-month period ended December 31, 1999, we used $3.4 million net cash in operating activities. This use of cash was due primarily to the hiring of additional professionals, as well as investments in infrastructure. Cash flows used in investing activities principally relate to capital expenditures. Cash flows used in investing activities increased during the six-month period ended December 31, 1999 as a result of investments in our facilities and information systems.

   We financed our operations and investments in property and equipment through gross proceeds of $16.0 million from the sale of 2,876,725 shares of our preferred stock during October 1999. In connection with this sale of our preferred stock, we also issued two warrants to acquire an aggregate of an additional 331,930 shares of our preferred stock at $5.55 per share. These outstanding shares of preferred stock, including the shares of preferred stock issuable upon exercise of the warrants, automatically will convert into an aggregate of 6,417,310 shares of our common stock upon consummation of this offering.

   On October 1, 1999, each of Mr. Qureshey and Mr. Dukes purchased 330,000 shares of our common stock in exchange for a promissory note in the amount of $313,335. Each note is secured by the shares purchased and bears interest at the rate of 5.96% per annum, payable annually on September 30. Principal and unpaid interest on both notes are due September 30, 2004.

   During fiscal 1999, we used $1.3 million net cash in operating activities. We used cash primarily to fund the increase in accounts receivable. Cash flows used in investing activities principally relate to capital expenditures. We financed our operations and investments in property and equipment through net borrowings under our line of credit and increases in accounts payable and accrued expenses.

   Cash and cash equivalents increased to $11.8 million at December 31, 1999, from $0.7 million at June 30, 1999. This increase was due primarily to gross proceeds of $16.0 million from the sale of 2,876,725 shares of our preferred stock during October 1999. We invest available cash in short-term, investment-grade, interest-bearing securities.

   We have a commitment for a $7.0 million line of credit that is secured by our accounts receivable and other general assets. The annual interest rate on amounts borrowed under the line of credit is calculated using the lender's index rate, which was 9.0% as of March 22, 2000. The line of credit expires on October 31, 2000. The financial covenants of the line of credit require that our actual loss per month not exceed our projected monthly loss by more than 25%. Subsequent to this offering, the financial covenants also require that our maximum quarterly loss not exceed our projected quarterly loss by more than 25%. In addition, the covenants require us to maintain minimum working capital of $10.0 million, measured quarterly subsequent to this offering. At December 31, 1999, we had $1.2 million outstanding borrowings under the line of credit.

   We are obligated under various non-cancelable operating leases for our office space. Future annual minimum rental commitments under these leases as of December 31, 1999, range in the aggregate from $1.1 million to $1.7 million over the next five years. Total future minimum rental commitments are approximately $6.6 million.

   We anticipate that we will invest capital to develop the infrastructure needed to support our future growth. Specifically, we expect capital expenditures through December 31, 2000 will be approximately $3.5 million. We may attempt to expand our solutions and service offerings and gain access to new markets through acquisitions. We do not, however, have any agreements, commitments or understandings with respect to any material acquisitions.

   We believe cash on hand, availability under our existing and replacement lines of credit and the net proceeds from this offering will be sufficient to finance our operations and capital expenditures through June 30, 2001.

We cannot predict whether we will have positive cash flow from operations at such time. If we do not, we likely will have to raise additional capital. However, we may seek to raise additional capital prior to such date to finance acquisitions or to fund accelerated growth.

   Recent equity transactions

   In February 2000, each of Mr. Qureshey and Mr. Dukes purchased 330,000 shares of our common stock in exchange for a promissory note in the amount of $816,585. Each note was secured by the shares purchased and bore interest at the rate of 5.96% per annum, payable annually on January 31. Both notes were paid in March 2000.

   In February and March 2000, we issued an aggregate of 63,063 shares of our preferred stock for aggregate proceeds of $350,000. These shares automatically will convert into 126,126 shares of our common stock upon consummation of this offering. In February and March 2000, we also issued an aggregate of 109,000 shares of our common stock for aggregate proceeds of $302,350.

Recently issued accounting standard

   In June 1998, the Financial Accounting Standards Boards ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133, as amended by SFAS 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not expect SFAS No. 133 to have a material effect on its financial position or results of operations.

                                    BUSINESS

Overview

   We provide a new category of Internet professional services that we call e-Relationship services. e-Relationship services are an integrated offering of business strategy, branding, marketing, creative design and technology services. We utilize our extensive technology expertise to implement reliable and scalable web sites, and use our advanced information gathering and analytic customer profiling solutions to create more effective branding and marketing campaigns, consistent with our client's overall marketing strategy. Further, our loyalty building programs and customer service solutions allow our clients to offer more personalized e-businesses. As a result, our services add significant value to our clients by helping them build next generation e-businesses that efficiently acquire and retain customers and improve profitability. We target startup and emerging e-businesses as well as traditional brick-and-mortar companies that are developing and implementing e-business solutions. Our clients include business-to-business and business-to-consumer companies.

   As of December 31, 1999, we had 260 billable employees. We have 22 offices located across the United States in California, Florida, Georgia, Illinois, New Jersey, New York, North Carolina, Pennsylvania and Texas, and 1 international office located in India.

   We were incorporated in 1990 under the name NexGen SI, Inc. We changed our name to Nexgenix, Inc. on October 27, 1999. Prior to entering into the Internet professional services market in 1998, we provided application development and integration services.

Industry Background

   The rapid growth in the commercial use of the Internet fundamentally is transforming the way businesses interact with their customers. International Data Corporation, or IDC, an independent research firm, forecasts the number of World Wide Web users to grow from 239.6 million in 1999 to 602 million in 2003 and projects worldwide e-commerce revenues to increase from approximately $60 billion to more than $1.6 trillion over the same period. In response to the increasing number of consumers and businesses using the Internet, companies are implementing e-business solutions. Many of these companies seek the expertise of outside Internet professional services providers. IDC estimates that the worldwide market for Internet services will grow from $16.5 billion in 1999 to $102.7 billion in 2004.

   We believe the marketplace is entering the next generation of e-businesses. The first generation focused primarily on acquiring and engaging new customers on a transaction-by-transaction basis. This business model primarily uses a mass marketing approach and requires e-businesses to expend significant resources on advertising. However, these expenditures do not necessarily result in improved customer acquisition and retention rates or increased profitability.

   We believe that next generation e-businesses must invest more efficiently to acquire customers and increase customer retention rates in order to improve profitability. e-businesses can achieve these objectives by more effectively managing relationships with their online customers as well as investing in brand differentiation. Relationship management helps identify the right customers through segmentation analysis, creates loyalty by employing targeted marketing and incentive campaigns, and increases revenue per customer through personalized marketing.

   By having loyal customers, companies can more successfully market complementary and higher end products. Because initial customer acquisition costs can far exceed a typical customer's spending in the first year, there is a significant financial impact associated with losing high value customers. As part of an overall strategy to increase customer loyalty, companies increasingly look to expand customer relationship management initiatives into their overall e-business solutions. Electronic customer relationship management, or eCRM, refers to this expansion that includes communicating with the customer via the Internet, e-mail, web-chat, personal digital assistants, and cellular and digital phones.

   We believe next generation e-businesses are seeking Internet professional services firms that can provide all the services that enable clients to build profitable and longer-lasting e-relationships. Many Internet professional services firms focus on business strategy, creative design and technology, but do not have the branding and marketing skills to develop strong e-relationships. Strategic consulting firms generally do not undertake the implementation of business recommendations they provide. Marketing agencies typically have to partner with outside technology vendors to deliver complete solutions.

Our Solution

   Our vision is to help our clients build next generation e-businesses. We combine our extensive expertise in technology with our experience in business strategy, branding, marketing, creative design and technology to deliver an integrated solution that enables clients to build strong e-relationships with their customers. Key elements of our solution are:

   360(degrees) e-Relationships--A New Approach to e-Business Customer Relationships. We combine our extensive expertise in technology with our experience in business strategy, branding, marketing, and creative design to deliver an integrated solution that enables clients to manage all aspects of their relationships with their customers. We believe this ability helps clients establish long term, stronger and more profitable customer relationships, instead of simply acquiring customers on an individual transaction basis. We refer to these relationships as 360(degrees) e-Relationships. We do this by:

  . identifying the right customers through the collection and segmentation of customer data and the application of customized marketing techniques;

  . fostering customer loyalty by using reward management solutions to generate incentives targeted towards group or individual preferences; and

  . improving the quality of customer service by providing support and communications across various communication channels.

   Create and Measure Value Through Proprietary Metrics. We developed our solution offerings specifically to help our clients maximize the value of their e-Relationships. In order for our clients to measure and manage the value of their e-Relationships, we have developed and implemented a framework and proprietary toolset of metrics we call eRMetrics. eRMetrics consists of ValueMap and eRQ.

  . ValueMap. ValueMap is a process tool that ensures that the implemented e-business is aligned with the business and financial objectives initially identified by our clients. In addition, ValueMap serves as a framework for future enhancements to the e-business and helps our clients maintain a long term competitive advantage.

  . eRQ. eRQ is our proprietary measurement tool that helps existing and prospective clients evaluate their ability to build e-relationships relative to their competition and industry. We have developed a visual representation of eRQ, which we call ValueGraph, that we use to demonstrate eRQ results to our clients.

eRQ evaluates an e-business based on the following four capabilities:

  . Transactive Capabilities. Transactive capabilities include information presentation, customer interaction, transaction processing and completeness of product or service offering.

  . Knowledgment Management. Knowledge management includes data management, customer and web site activity tracking, customer, market and product segmentation, and marketing campaigns.

  . Reward Management. Reward management includes reward generation, real-time recommendations, customized incentives and personalized offers.

  . Touchpoint Management. Touchpoint management includes managing customer interactions across all communication channels, including the Internet, e-mail, web-chat, personal digital assistants and phones.

   Advanced e-Relationship Offerings. We provide specific e-Relationship service offerings to build new e-businesses and improve existing e-businesses based on the results obtained from our eRMetrics evaluation. These e-Relationship service offerings are:

  . e-Transact. Our e-Transact offering builds a reliable and scalable transactive web site that we integrate with existing back-end systems. e-Transact encompasses both the creative design and the technical implementation of the web site;

  . e-Knowledge. Our e-Knowledge offering provides advanced information gathering and analytic profiling solutions that allow our clients to gain a thorough understanding of their customers. This allows them to offer more personalized product or service offerings;

  . e-Reward. Our e-Reward offering provides customer loyalty-building programs to our clients, including frequent visitor rewards, online discounting and personalized promotions. This allows our clients to retain and expand their customer base; and

  . e-Assist. Our e-Assist offering delivers personalized, proactive online assistance to enable our clients to offer superior customer service and a compelling online experience.

   Speed of Execution and Quality of the Solution. Our delivery model, NexFrame, focuses on speed of execution and quality of the solution. NexFrame consists of reusable frameworks and tools that can be re-deployed rapidly to new engagements, increasing the speed and quality of our execution. Another way we achieve speed and quality is to distribute work among our geographically dispersed delivery centers rather than executing projects exclusively at client locations. Our delivery centers give us 24-hour project coverage and access to qualified personnel in local areas, each of which increases our delivery capacity.

   Multi-Disciplinary Capability on a Regional Basis. We deliver our e-Relationship services by deploying multi-disciplinary, regional client services teams. Each team consists of professionals with expertise in business strategy, branding, marketing, creative design and technology. This approach allows us to deliver high quality solutions rapidly and cost effectively in comparison to the approach of engaging multiple service providers.

   Technology Expertise. Our professionals possess the skills and experience required to design and develop next generation e-businesses successfully. We have been implementing complex technology solutions for 10 years, including customer relationship management, or CRM, services since 1995 and e-business services since 1998. Our professionals have extensive expertise in application development and integration, technology architectures and scalable solutions that can handle high volumes of data and transactions.

Strategy

   Our objective is to be the leading provider of e-relationship services. The key elements of our strategy are to:

   Use Performance Centers to Develop New Service Offerings. We have four performance centers to ensure innovation in our organization by creating, developing, testing, training and introducing new service offerings and frameworks. We will continue to make significant investments in our performance centers to introduce new service offerings. For example, we plan to offer solutions that integrate electronic exchanges, web sites and Internet portals.

   Enhance and Capitalize on eRMetrics. We intend to use our proprietary eRMetrics measurement tools to help our clients continuously evaluate and improve their e-businesses. We anticipate this will result in the demand for additional services and extended client engagements. We continue to develop our eRMetrics tools. For example, we are developing industry-specific versions of eRQ.

   Target New Industries. We have extensive knowledge and experience in the retail, financial services and technology industries. We believe having personnel with knowledge and experience in these industries helps us rapidly create tailored solutions to meet the particular requirements of businesses in such industries, as well as generate additional business. We plan to hire experienced industry professionals to help us enter new industries such as telecommunications, utilities and entertainment. We are focusing our efforts on these industries because we believe that businesses in these industries are implementing next generation e-business solutions.

   Continue to Build Our Brand. A well-recognized and accepted brand will better enable us to attract new customers and employees as well as strengthen our overall competitive market position. We will continue to invest in strengthening and building awareness of the Nexgenix brand by:

  .  advertising in key business, industry and trade publications;

  . establishing additional strategic alliances with leading software, hardware and service providers;

  .  conducting public relations campaigns;

  .  developing local event marketing programs;

  .  communicating with industry analysts;

  .  participating in partner and industry trade shows; and

  .  developing customer success and reference programs.

   Attract and Retain the Most Qualified Professionals. We believe our professionals are our most valuable assets. To grow our business and continue to deliver high quality solutions to our clients, we will continue to devote substantial resources to attracting and retaining qualified professionals. We have a full time recruiting team of nine people dedicated to identifying qualified candidates with strategy, marketing, branding, creative design and technology expertise. We recruit a significant number of our higher-level positions through our employee referral program, which provides incentives to the referring individual.

   Our hiring and retention program provides professionals with the following benefits:

  . an opportunity to learn and utilize the latest competencies to deliver e-Relationship solutions;

  . decreased travel as a result of our business model that uses geographically dispersed delivery centers;

  . a compensation structure for senior management based on employee development and retention;

  . a chief morale officer responsible for promoting our corporate culture and planning company events;

  . a culture of collaboration that facilitates and rewards initiative and achievement;

  . learning and development programs that focus on professional and personal development including a career advancement and mentoring program; and

  .  competitive compensation and benefits packages, including stock options.

   Continue to develop industry relationships. We have entered into arrangements with hardware and software vendors such as E.piphany, Hewlett-Packard, Silknet and Vignette, pursuant to which we expect to obtain benefits such as access to the latest versions of technology, co-marketing opportunities and access to new clients. For example, we were able to obtain three significant client engagements through a joint marketing effort involving sales and delivery personnel from both us and Hewlett-Packard. We believe these types of relationships are mutually beneficial, in that these industry vendors gain from us a new channel for distribution of their products and we obtain incremental business and credibility by being associated with these vendors. We intend to continue to establish additional relationships with industry participants in order to maintain access to leading technologies and valuable marketing opportunities.

Service and Delivery Model

   We base our client engagement and delivery model on a proprietary methodology that we call NexFrame. This methodology allows us to rapidly deliver fully integrated high quality e-Relationship solutions. NexFrame combines our extensive expertise in technology with our experience in business strategy, branding, marketing and creative design.

   NexFrame provides a number of common benefits to us and our clients, including:

  . Fixed price. Our fixed price model provides a clear understanding of the scope and price of the solution. This allows our clients to prioritize the components and phasing of the initiative and allows us to forecast revenues more accurately and allocate resources more efficiently.

  . Flexibility. Our flexible methodology allows our clients to engage us at any phase of their e-business development.

  . Consistency. Our methodology ensures consistent delivery of our services. All of our delivery professionals must attend an intensive workshop to learn NexFrame.

   NexFrame consists of four phases that we refer to as e.Opportunity, e.Strategy, e.Build and e.Measure.

   e.Opportunity. In the e.Opportunity phase, we work in conjunction with our clients to study the key aspects of our clients' businesses, including existing e-business strategies, initiatives and solutions, perform market and competitive analyses, and assess relationships with customers, employees, suppliers and partners. Once we complete our initial analysis, we develop and recommend an appropriate business model.

   e.Strategy. In the e.Strategy phase, we perform a marketing assessment, define marketing and brand objectives and strategies, explore creative design options and examine the information technology and organizational structure necessary to achieve our clients' goals. In addition, we conduct brand valuation, identify the client's most profitable customers and develop a marketing plan.

   e.Build. In the e.Build phase, we combine our creative design, marketing and technology expertise to design, develop and deploy the e-business solution. We perform systems integration and capacity testing and support clients during accepting and testing of our solution. In the final step of this phase, we load the content and deliver the production-ready e-business solution.

   e.Measure. In the e.Measure phase, we track, measure and analyze the performance of our e-business solution against objectives agreed upon by our clients. We use our eRMetrics to continuously identify opportunities to improve our client's e-business.

Performance Centers

   We have four performance centers that help us to develop and implement more scalable and reliable solutions in a seamless and rapid manner. Our four performance centers are:

  . Relationship Management Performance Center. Our Relationship Management Performance Center develops online customized marketing concepts and creates methodologies for delivering marketing, branding and creative design strategies.

  . Technology Enabled Application Management (TEAM) Performance Center. Our TEAM Performance Center develops new service offerings by evaluating and integrating eCRM, e-commerce and e-marketing applications.

  . Technology Performance Center. Our Technology Performance Center prototypes solutions using new technologies to ensure scalability and reliability. This center also evaluates the design, architecture and scalability of application packages in conjunction with our TEAM Performance Center.

  . Quality Assurance Performance Center. Our Quality Assurance Performance Center is responsible for maintaining and ensuring adherence to our methodology and reviewing all fixed price proposals.

Competencies

   Our NexFrame methodology integrates our expertise in the following areas:

   Business Strategy. Our business strategists have management, information technology and Internet consulting experience as well as experience in our targeted industries. Our business strategists are proficient in mission formulation, market and customer needs assessment, environment and competitive analysis, operations assessment, and business and financial modeling.

   Branding. Our branding professionals have experience in strategic marketing, brand development and positioning, name generation and brand identity development. Our branding professionals help e-businesses establish brands and help more traditional companies update and invigorate their existing brands.

   Marketing. Our marketing professionals have experience in market research, competitive analysis, customer segmentation and retention strategies, and campaign management. Our marketing professionals develop campaigns that can lower customer acquisition and retention costs and increase the number of profitable customers.

   Creative Design. Our creative design professionals have expertise in visual, structural and information design, navigational design, user behavior, website architecture, search methodology and customer support services. Our creative design professionals have experience in a broad range of graphical design and programming languages and technologies such as DHTML, JAVA, ActiveX, Flash, Shockwave and XML.

   Technology. We have been implementing technology solutions prior to the widespread commercialization of the Internet and e-business. Our technical professionals consist of technical architects, programmers, integration specialists, security experts and planning and testing experts, and have expertise in the latest Internet technologies and programming languages. They also have significant experience in integrating Internet applications with existing computing architectures.

Case Studies

 Military.com

   A web community designed for United States military personnel, the reserve corps, family members, veterans and military enthusiasts.

   Challenge: To design, develop and launch the web community and to promote its content to a targeted user base.

   Solution: We are building a comprehensive e-Relationship-enabled web community. As part of the engagement, we are implementing personalization, customer service and loyalty reward sharing programs to ensure that the site provides long-term value for its members. Some of the personalized services include real-time news, sports coverage, weather reports, a military personnel and unit locator, bulletin boards, online chat, discussion groups, personalized home page design and free e-mail services.

 Financial Services Corp., a Sun America subsidiary

   A leading retail distributor of financial products and services.

   Challenge: To create a business-to-business exchange to allow FSC's network of approximately 2,500 independent financial consultants to access financial management tools and services, such as account management, fund management and security trading.

   Solution: We created an Internet- and virtual private network-based dealer and broker exchange application to which independent brokers can subscribe. Our solution features online order entry capability allowing brokers to access client information, process mutual fund trades and manage client accounts. Our solution also provides subscribing brokers with enhanced analytical tools that lead to increased productivity, better revenue management and improved client service. Capitalizing on our financial services and technical expertise, we designed a database and developed processes to aggregate orders and make services provided by large financial institutions available to individual brokers who otherwise could not receive these services directly. We designed our solution to meet SEC compliance requirements and track broker license validity for each transaction. Based on our success in delivering this solution, FSC continues to engage us to enhance this exchange application and other engagements.

 CBS SportsLine

   An Internet-based sports media and e-commerce company that provides branded, interactive information and programming and sports merchandise.

   Challenge: To double membership through rapid customer acquisition and to strengthen customer relationships to achieve a higher retention rate.

   Solution: We are implementing a comprehensive e-Relationship solution in three phases. In the first phase, we designed a data warehouse that allows CBS SportsLine to store data acquired from internal and external sources. This data warehouse generates customer demographics, enabling CBS SportsLine to target new customers more accurately. CBS SportsLine also uses the customer demographic information to create personalized marketing campaigns for registered web site users. We are now integrating an Internet-based customer relationship management solution to improve a user's online experience. In the third phase of this engagement, we will design and implement a reward management infrastructure to offer personalized online incentives with the goal of increasing customer retention.

 Alcatel Internetworking Division

   Manufacturer and distributor of internetworking products.

   Challenge: To formulate a business strategy enhancing Alcatel IND's e-Relationships with independent sales personnel, employees, channel partners, customers and visitors.

   Solution: We were engaged in an e.Strategy assessment to develop Alcatel IND's e-business strategy and a blueprint to assist them in enhancing their ability to build e.Relationships. We evaluated the competitive environment using our proprietary eRQ measurement tool. By using a structured interview approach, evaluating existing tool sets and confirming our client's capabilities, we facilitated an e-business mission statement and helped establish priorities for Alcatel IND's e-business initiatives. At the end of our e.Strategy assessment, we provided Alcatel IND with a recommendation to implement an intranet to assist its sales force and other employees, enhance their web site to include e-business capabilities and develop an extranet to provide an exchange forum for its suppliers and partners. In addition, we conducted a review of Alcatel IND's brand.

 Sage Software

   A developer and marketer of business software with approximately 7,000 channel partners worldwide.

   Challenge: To build a self-service web site allowing business-to-business customers to execute transactions without the need to interact with online service agents.

   Solution: We built a complete Internet based business-to-business solution that enables Sage's partners and customers to perform direct order entry, order tracking and resolution management, and to allow customers to renew agreements. As part of this solution, we provided the creative design, built necessary infrastructure and transaction capability and are integrating the solution with a call center that is under development to provide customer support.

Clients

   The following is a partial list of clients for whom we have performed significant e-Relationship assignments during the past 18 months:

       Alcatel Internetworking Division  Mercury Interactive
       Block Financial Corporation       Military.com
       Broadband Sports                  Merrill Lynch Credit Corp.
       CBS SportsLine                    MyOnlyCatalog.com
       Centis Corporation                Nissan Motors
       Cirrus Logic                      Republic Mortgage Insurance Corp.
       CSX Technology                    Rooms To Go.com
       Discount Auto Parts               Sage Software
       Ecolab                            Style365.com
       Financial Services Corp.          Seagate Technology
       iMotors                           Southern California Gas Company
       Integrated Partnership            Sendmail
       Interpath Communications          ShopNow.com
       Kawama.com                        Vistacon (Johnson & Johnson)
       LendingTree

Sales and Marketing

   We market and sell our e-Relationship services to start-up and emerging e-businesses as well as traditional brick-and-mortar companies that are implementing e-business solutions. We have sales and marketing professionals located in 22 offices across the United States. We currently generate most of our business through our direct sales force and alliance managers. We also generate new business from strategic alliances, client referrals and venture capital firms, and through business relationships of our executive team. It is our practice to have delivery and performance center professionals collaborate with our sales force personnel in qualifying and pursuing sales leads.

   Our marketing strategy is to strengthen the Nexgenix brand, differentiate us in the Internet services market, generate business leads and recruit talented professionals. Our marketing strategies include:

  . sponsoring and speaking at targeted industry conferences and trade shows;

  . promoting our brand through media and analyst relations, event marketing, direct response, telemarketing and advertising; and

  .  creating co-marketing programs with our strategic alliance partners.

Competition

   We compete in the emerging Internet professional services market. This market is highly fragmented, and we believe competition will become more intense as the market evolves due to the relatively low barriers to entry. Our competitors include:

  . Internet services firms, including Proxicom, Razorfish, Sapient, Scient, Viant and Whittman-Hart;

  . technology consulting firms and integrators, including Andersen Consulting, EDS, IBM Global Services and the major accounting firms;

  . strategy consulting firms, including Bain & Company, Booz Allen & Hamilton, The Boston Consulting Group and McKinsey & Company; and

  . in-house information technology, marketing and design service departments of our current and potential clients.

   We believe that the principal competitive factors in this market are:

  . integrated business strategy, branding, marketing, creative design and technology expertise;

  .  company reputation and brand recognition;

  . an ability to provide high quality services in a timely and cost-effective manner; and

  .  an ability to attract and retain qualified professionals.

   We believe we compete favorably overall with respect to these factors.

Intellectual Property

   We have developed processes, skill sets, technologies, software frameworks and methodologies, including our NexFrame delivery model and our eRQ tool, that we consider to be proprietary. We seek to protect our intellectual property through a combination of license agreements and trademark, service mark, copyright and trade secret laws. We also attempt to protect the brand names of our proprietary technologies and processes by registering domain names that we believe may be important to our business. Since 1995, we have required all employees to sign a proprietary information and inventions agreement upon initiation of employment with us. Our proprietary information and inventions agreements with our employees provide that they must maintain the confidentiality of our intellectual property and that any intellectual property they create that relates to our current or future business while employed by us belongs to us. In addition, these agreements provide that the employees will not solicit any of our employees or business for the purpose of competing with us for one year after termination of their employment.

   We have pending registrations with the United States Patent and Trademark Office for trademarks and service marks we use in our business, including "Nexgenix," "NexFrame," "e-Relationship Quotient" and "360(degrees) e-Relationship." We will continue to make filings or take other actions that we consider necessary or appropriate in order to protect our intellectual property rights.

   Although we seek to protect our intellectual property, our efforts could be inadequate to deter misappropriation of proprietary information. For example, the steps we have taken or will take to protect our intellectual property rights may be inadequate to deter misappropriation of our intellectual property, and we may not be able to detect unauthorized use and take appropriate steps to enforce our intellectual property. We have no patented technology that would preclude or inhibit competitors from entering our market. Finally, our intellectual property cannot protect us from new and emerging technologies and changes in customer requirements.

Employees

   As of December 31, 1999, we had 441 employees, including 260 billable employees. We are not a party to any collective bargaining agreement or other similar agreement, and our employees generally serve on an at-will basis. We believe that our relationship with our employees is satisfactory.

Facilities

   Our principal executive offices are located in an 14,264 square foot leased facility in Irvine, California. Our lease on this facility expires in May 15, 2000. We currently are in the process of consolidating operations located in various facilities in the Irvine area into our new principal executive offices. We also lease an aggregate of 39,206 square feet of office space in locations across California, Florida, Georgia, Illinois, New Jersey, New York, North Carolina, Pennsylvania, Texas and Mumbai (Bombay), India. We believe our facilities are satisfactory for our current needs.

Legal Proceedings

   We are involved in legal proceedings from time to time in the ordinary course of business. However, there currently are no material legal proceedings pending or, to our knowledge, threatened against us except as described below.

   On February 18, 2000, Questra Corporation filed a complaint against us and certain of the employees in our North Carolina office in the Superior Court of the County of Wake, North Carolina. The complaint alleges that these employees, all former employees of Questra, have used and continue to use proprietary and confidential information and trade secrets of Questra and have solicited clients and employees of Questra while employed by us. The complaint alleges that these employees breached their contractual obligations to Questra, as well as violation of statutory and tort law by such employees and us. The complaint seeks to enjoin these employees from engaging in these activities and to obtain compensatory, punitive and treble damages from us and the employees. On March 2, 2000 the court issued an order temporarily restraining our employees from continuing these activities. We are not subject to the temporary restraining order. This action is still pending. We believe that the allegations against us are without merit and we intend to vigorously defend this lawsuit.

                                   MANAGEMENT

Executive Officers and Directors

   The following table sets forth certain information as of March 23, 2000 with respect to each person who is an executive officer and director of Nexgenix:

             Name           Age Position
             ----           --- --------
   A. Rick Dutta...........  44 Chairman of the
                                 Board of
                                 Directors and
                                 Co-Chief
                                 Executive
                                 Officer

   S. Don Ganguly..........  43 Co-Chairman of
                                 the Board of
                                 Directors and
                                 Co-Chief
                                 Executive
                                 Officer

   Mark S. St.Clare........  53 Vice President,
                                 Chief Financial
                                 Officer and
                                 Secretary

   David R. Andrade........  41 Vice President,
                                 Sales

   Scott D. Raskin.........  38 Vice President,
                                 Corporate
                                 Development

   Ravi Renduchintala......  45 Vice President,
                                 Alliance
                                 Marketing

   Dean A. Reynolds........  49 Vice President,
                                 People and
                                 Organization
                                 Strategy

   Keith A. Yagnik.........  50 Vice President,
                                 Relationship
                                 Management
                                 Services

   David R. Dukes(1)(2)....  56 Director

   Safi U. Qureshey(1)(2)..  49 Director

   John L. Walecka(1)(2)...  40 Director

---------------------
(1) Member of the audit committee

(2) Member of the compensation committee

   A. Rick Dutta is one of our founders and has served as our chairman of the board of directors and co-chief executive officer since October 1999. Mr. Dutta served as our chairman of the board of directors, chief executive officer and president since our inception in 1990 until October 1999. Prior to founding Nexgenix, Mr. Dutta served in various management positions at Hewlett Packard and Unisys. Mr. Dutta earned B.S. and M.S. degrees in engineering, and an M.B.A. from the Anderson Graduate School of Management at the University of California, Los Angeles.

   S. Don Ganguly is one of our founders and has served as our co-chairman of the board of directors and co-chief executive officer since October 1999. Mr. Ganguly served as our executive vice president and secretary from 1992 until October 1999. Prior to founding Nexgenix, Mr. Ganguly served as vice president and general manager of Bluebird Systems, an applications software company, from 1989 to 1992. Mr. Ganguly earned a B.S. degree in engineering, and an M.B.A. in marketing and finance from the Wharton School of Business at the University of Pennsylvania.

   Mark S. St.Clare joined us in February 2000 as our vice president, chief financial officer and secretary. From January 1985 to February 2000, Mr. St.Clare was the vice president and chief financial officer of FileNET Corporation, a public company that develops and markets document management and web content management software. Mr. St.Clare has a B.S.B.A. degree in accounting, and is a Certified Public Accountant.

   David R. Andrade joined us in December 1998 as our vice president, sales. Prior to joining us, Mr. Andrade served as vice president, southwest area of Parametric Technology Corporation, a software company, from June 1998 to December 1998, and in various positions, including regional director, with Sun Microsystems Computer Corporation from 1991 to 1998. Mr. Andrade has a B.S. degree in business administration.

   Scott D. Raskin joined us in 1993, and currently serves as our vice president, corporate development. Mr. Raskin is responsible for our planning and implementation of our recruiting efforts. Mr. Raskin was our vice president, sales and business development from 1993 until 1999. Prior to joining us, Mr. Raskin held various sales management positions with other technology companies.

   Ravi Renduchintala joined us in 1994 and currently serves as vice president, alliance marketing. From 1992 to 1994, Mr. Renduchintala served as a consultant to us and helped us establish our Indian subsidiary operations. Prior to joining us, Mr. Renduchintala worked for over 10 years at TATA Unisys in managing, consulting, and business development functions in Europe, Asia, and the United States. Mr. Renduchintala has a masters degree in engineering.

   Dean A. Reynolds joined us in February 2000 as our vice president, people and organization strategy. Mr. Reynolds served as director of human resources from 1994 to January 2000, and as director of risk management from 1989 to 1994, at Nissan North America. Mr. Reynolds earned a B.A. degree in English literature and an M.B.A. from the Anderson Graduate School of Management at the University of California, Los Angeles.

   Keith A. Yagnik joined us in November 1999 as our vice president, relationship management services. Prior to joining us, Mr. Yagnik served as president and chief executive officer of Burell Yagnik Relationship Marketing, a direct response advertising agency, from January 1999 to June 1999. From December 1995 to December 1998, Mr. Yagnik served as senior vice president and director of strategic services at McCann Relationship Marketing, a direct response advertising agency. Mr. Yagnik has a B.A. degree in economics and an M.B.A.

   David R. Dukes has served as a member of our board of directors since October 1999. Mr. Dukes was employed by Ingram Micro, the world's largest distributor of technology products and services, from September 1989 until his retirement in May 1998. Mr. Dukes served in various executive capacities with Ingram Micro, including co-chairman, vice chairman, president and chief operating officer. Mr. Dukes also was a co-founder and chief executive officer of Ingram Alliance from January 1994 until his retirement in 1998, and was chairman of the Global Technology Distribution Council from January 1998 until December 1999. Mr. Dukes is an active investor, and serves on the Boards of Viking Components, Inc., CUShopper, Inc. and Tempest Financial Services, Inc.

   Safi U. Qureshey has served as a member of our board of directors since October 1999. Mr. Qureshey was the founder of AST Research, a personal computer manufacturer, and served as its chairman of the board of directors and chief executive officer from 1980 to 1997. Mr. Qureshey is an active investor and serves on the board of directors of Nextcard, Inc., and PowerWave Technologies, Inc., each a public company, and of several private companies.

   John L. Walecka has served as a member of our board of directors since October 1999. Mr. Walecka is a managing director of Redpoint Ventures I, LLC, an investment firm he founded in 1999. Prior to founding Redpoint Ventures, Mr. Walecka was a general partner with Brentwood Venture Capital since joining them in 1984. Mr. Walecka serves on the board of directors of Netro Corporation, Rhythms NetConnection, Inc. and Vitria Technology, Inc., each of which is a public company, and of several private companies. Mr. Walecka earned B.S. and Master degrees in engineering from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

Executive Officers

   Each executive officer serves at the discretion of our board of directors and holds office until his successor is elected and qualified or until his earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Board of Directors

   Our board of directors consists of five members. Each director serves a term of one year. Each director serves the term for which he is elected until the election and qualification of his successor or until his resignation or removal, whichever comes earlier.

Compensation of Directors

   We do not have a policy of compensating our non-employee directors. However, directors are eligible to receive options and rights to purchase restricted stock under our 1997 stock incentive plan.

   In October 1999, we granted to each of Mr. Qureshey and Mr. Dukes the right to purchase 330,000 shares of common stock at a price of $0.95 per share, which each director purchased with a promissory note. We have the right to repurchase each director's restricted shares of common stock granted in October 1999 at the original purchase price upon termination of his service for any reason. Our repurchase right lapses and the director's shares vest ratably each month over four years following the date of grant. In February 2000, we granted to each of Mr. Qureshey and Mr. Dukes the right to purchase 330,000 shares of common stock at a price of $2.48 per share, which each director purchased with a promissory note. The promissory notes issued in February 2000 have been paid in full by the directors.

Committees of the Board of Directors

   Our board of directors currently has two committees, a compensation committee and an audit committee. The compensation committee consists of Messrs. Dukes, Qureshey and Walecka. The compensation committee reviews and recommends the salaries and bonuses of our officers, establishes compensation and incentive plans, and determines other fringe benefits.

   The audit committee consists of Messrs. Dukes, Qureshey and Walecka. The audit committee recommends engagement of our independent public accountants, reviews the results and scope of the audit and other services provided by our independent public accountants, and reviews and evaluates our accounting principles and our system of internal controls.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

   Our board of directors established the compensation committee in March 2000. Prior to establishing the compensation committee, our board of directors as a whole performed the functions delegated to the compensation committee. No executive officer serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors.

Executive Compensation

   The following table summarizes all compensation earned by each of our co-chief executive officers and our three other most highly compensated executive officers whose total salary and bonus exceeded $100,000 for services rendered in all capacities to us during fiscal 1999. We refer to these people as our named executive officers in other parts of this prospectus.

                           Summary Compensation Table

                                                               Long term
                                                              compensation
                                                                 awards
                                                              ------------
                                                  Annual       Securities
                                               compensation    underlying
                  Name and                   ----------------    stock
             Principal Position               Salary   Bonus    options
             ------------------              -------- ------- ------------
A. Rick Dutta............................... $204,988 $   --      --
 Chairman of the Board of Directors and Co-
  Chief Executive Officer
S. Don Ganguly..............................  204,988     --      --
 Co-Chairman of the Board of Directors and
  Co-Chief Executive Officer
David Andrade...............................  134,160  59,166     --
 Vice President, Sales
Scott D. Raskin.............................  160,000  53,509     --
 Vice President, Corporate Development
Ravi Renduchintala,.........................  140,000     --      --
 Vice President, Alliance Marketing

   Mr. Dutta and Mr. Ganguly's current annual base salary is 250,000. Mr. Andrade's current annual base salary is $250,000, and Mr. Renduchintala's current annual base salary is $170,000. Mr. St.Clare, our vice-president, chief financial officer and secretary joined us in February 2000, and Mr. Yagnik, our vice president, relationship management services, joined us in November 1999. Mr. St.Clare and Mr. Yagnik each earn an annual base salary of $250,000. Mr. St.Clare also received a signing bonus of $50,000 upon joining us.

Option Grants in Fiscal 1999

   The following table contains information concerning our grant of stock options during fiscal 1999 to our named executive officers. Potential realizable value is presented net of the option exercise price, but before any federal or state income taxes associated with exercise, and is calculated assuming that the fair market value on the date of the grant appreciates at the indicated annual rates, compounded annually, for the term of the option. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future increases in the price of our common stock. Actual gains will be dependent on the future performance of our common stock and the option holder's continued employment throughout the vesting period. The amounts reflected in the following table may not be achieved.

                                                                                  Potential realizable
                                                                                    value at assumed
                                                                                      annual rates
                                                                                     of stock price
                                          Percent of total                            appreciation
                         Number of shares options granted  Exercise or              for option term
                            underlying    to employees in  base price  Expiration --------------------
Name                     options granted    fiscal year     per share     date       5%        10%
----                     ---------------- ---------------- ----------- ---------- --------- ----------
A. Rick Dutta...........         --             -- %          $ --          --    $     --  $      --
S. Don Ganguly..........         --             --              --          --          --         --
David R. Andrade........     200,000            100            0.53     3/31/09      66,034    167,343
Scott D. Raskin.........         --             --              --          --          --         --
Ravi Renduchintala......         --             --              --          --          --         --

Aggregated Option Exercises in Fiscal 1999 and Fiscal Year-End Option Values

   None of our named executive officers exercised any options in fiscal 1999.

Employment Agreements

   We have employment agreements with Mr. Dutta, chairman of our board of directors and co-chief executive officer, and with Mr. Ganguly, co-chairman of our board of directors and co-chief executive officer, which provides each of them with an annual base salary of $250,000. Mr. Dutta and Mr. Ganguly may terminate their employment on 30 days prior written notice and we may terminate their employment on 30 days' prior written notice, with or without cause. In the event we terminate either executive for cause, or such executive terminates his employment for any reason, we may elect to require that such executive observe the non-competition and nonsolicitation restrictions in the agreement if we pay to such executive an immediate cash severance equal to one year of his annual salary. In the event that we terminate either executive without cause, we are required to pay such officer's annual salary as severance for the remainder of the term or until the executive obtains comparable employment and the executive will be required to observe the non-competition and nonsolicitation restrictions so long as we continue to pay such severance. The non-competition and nonsolicitation agreements expire on the first anniversary of the closing of this offering. The agreements define cause to mean the executive's willful malfeasance or gross negligence in performing his duties, willful failure or refusal to perform his duties, or material breach of such agreement.

   We entered into an employment agreement with Mr. St.Clare, our vice president, chief financial officer and secretary, in connection with his joining us in February 2000. Pursuant to the terms of the agreement, we pay Mr. St.Clare an annual base salary of $250,000 and granted Mr. St.Clare options to purchase 688,000 shares of our common stock at an exercise price of $0.95 per share. Mr. St.Clare also received a signing bonus of $50,000 and the right to purchase 50,000 shares of our common stock at $2.78 per share. Furthermore, we agreed to provide him salary and benefits for a period of six months if we terminate him for a reason other than cause.

   We also entered into an employment agreement with Mr. Yagnik, our vice president, relationship management services, in connection with his joining us in November 1999. Pursuant to the terms of the agreement, we pay Mr. Yagnik an annual base salary of $250,000 and granted Mr. Yagnik options to purchase 80,000 shares of our common stock at an exercise price of $0.95 per share. Furthermore, we agreed to provide him salary and benefit continuation for a period of one year if we terminate Mr. Yagnik for a reason other than cause.

Stock Option Plans

   1993 Stock Option Plan. In 1993, we adopted, and our stockholders approved, our 1993 stock option plan. The purpose for adopting the 1993 plan is to promote our overall financial objectives by attracting employees who would be instrumental to our long term growth. In October 1999, our board of directors terminated the 1993 plan and as a result no further options may be granted under the 1993 plan. As of December 31, 1999 there are 2,240,000 options outstanding under the 1993 plan, which represents all options that have ever been granted under the 1993 plan. All outstanding options are fully vested and shall be exercisable at any time until expiration. 1,400,000 options expire in 2003 and 840,000 options expire in 2004.

   1997 Stock Incentive Plan. In 1997 we adopted, and our stockholders approved, our 1997 stock incentive plan. The purpose for adopting the 1997 plan is to promote our overall financial objectives by attracting and motivating board members, officers, employees, consultants and other service providers who are instrumental to our long-term growth. Our board of directors, or a committee of the board of directors, administers the 1997 plan, and has discretion to fashion the terms of option grants and issuance of restricted stock, including the type, size and exercise price, subject to the provisions of the 1997 plan. The 1997 plan permits the issuance of stock options and restricted stock totaling up to 6,960,000 shares of our common stock. As of December 31, 1999, 2,766,220 shares of our common stock remained available for option grants and restricted stock issuances under the 1997 plan.

   Options to purchase common stock granted and restricted stock issued under our 1997 plan generally vest in stages, whereby the vested portion of such option shall become exercisable and the vested portion of such issuance of restricted stock shall be released from our right to repurchase such restricted stock at the original purchase price. Subject to the terms of the specific option or stock issuance agreement, one-fourth of each option grant and each issuance of restricted stock vest on the first anniversary of the participant's commencement of services to with us, and the remaining portion of the grant or issuance vests in

36 equal monthly installments thereafter at the end of each month of service to us by the participant. A holder of an option does not have any rights as a stockholder until such person exercises his or her options. An option may be assigned only by will or by laws of intestacy. All restricted stock is subject to our right of first refusal in the event of a proposed transfer by a participant. Upon a merger involving a transfer of more than 50% of our outstanding securities or the sale of all or substantially all of our assets, all options and restricted stock shall vest in full, unless they are assumed or replaced by the successor company. Our board of directors may, at its discretion, provide for the acceleration of vesting of an option or issuance of restricted stock in the event of an involuntary termination of the participant within up to 18 months of an assumption or replacement by a successor company and may also provide that vesting shall accelerate in full regardless of an assumption or replacement by a successor company. All vested options at the date of termination of employment of an optionee will be exercisable for a maximum of 90 days following termination, subject to limited exceptions contained in the plan.

   In the case of options intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, the committee will consist of two or more outside directors within the meaning of Section 162(m) of the Internal Revenue Code. The administrator has the power to determine the terms of the options or share purchase rights granted, including the exercise price, the number of shares subject to each option or share purchase right, the exercisability of the options and the form of consideration payable upon exercise.

   The exercise price of stock options, and the purchase price of restricted stock, must be not less than the fair market value of a share of our common stock on the date of grant, or 110% of the fair market value of a share of our common stock on the date of grant with respect to incentive stock options granted to optionees who own more than 10% of our outstanding common stock. Options expire no later than ten years from the date of grant, or five years with respect to incentive stock options granted to optionees who own more than 10% of our outstanding common stock. Options generally are nontransferable, other than upon death by will and the laws of descent and distribution.

401(k) Plan

   We maintain a 401(k) plan to provide eligible employees with a tax preferential savings and investment program. Contributions by participants or by us to the 401(k) plan, and income earned on plan contributions, generally are not taxable to the participants until withdrawn, and we may deduct our contributions when we make them. Employees that are 21 years or older become eligible to participate in the 401(k) plan on the first of the month following 30 days of employment with us. Eligible participants may elect to reduce their current compensation up to the lesser of 15% of eligible compensation or the statutorily prescribed annual limit, currently $10,500, and have such reduction contributed to the 401(k) plan. We will match 25% of the first 6% of our employee's contribution to the 401(k) plan. Our matching contributions are subject to a vesting schedule, whereby unvested portions of our matching contributions are required to be refunded to us at the time the participant is terminated. Twenty-five percent of our matching contributions vest on the second anniversary of the participant's commencement of services to us and 25% on each anniversary thereafter. The trustees of the 401(k) plan invest the assets of the 401(k) plan in the various investment options available under the plan as directed by the participants.

Limitation of Liability and Indemnification Matters

   Our amended and restated certificate of incorporation eliminates the personal liability of our directors to us or our stockholders for monetary damages for breach of their fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law. Under the Delaware General Corporation Law, a director's liability to a company or its stockholders may not be limited:

  .  for any breach of their duty of loyalty to us or our stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . for unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  . for any transaction from which the director derived an improper personal benefit.

   These provisions do not affect a director's responsibilities under any other laws, including the federal securities laws or state or federal environmental laws.

   Our bylaws also contain provisions that require us to indemnify our directors, and permit us to indemnify our officers and employees, to the fullest extent permitted by the Delaware General Corporation Law. However, we are not obligated to indemnify any such person:

  . with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense; or

  . for any amounts paid in settlement of an action indemnified against by us if we do not give our prior written consent to the settlement.

   We have entered into indemnity agreements with each of our directors and executive officers that provide for the maximum indemnification permitted by law. We believe that these limitations on liability are essential to attract and retain qualified persons as directors and officers.

   We intend to obtain directors' and officers' liability insurance prior to the effectiveness of this offering.

                              CERTAIN TRANSACTIONS

   On July 1, 1996, we issued a promissory note to Mr. Dutta providing for repayment of a loan he made to us in the amount of $300,000. Interest on the note accrues at the rate of 7.25% per annum compounded semi-annually, with principal and interest due and payable on June 30, 1999. On September 29, 1997, we issued a promissory note to Mr. Dutta providing for repayment of a loan he made to us in the amount of $240,901. Interest on the note accrues at the rate of 5.75% per annum compounded semi-annually, with principal and interest due and payable on September 28, 2000. Mr. Dutta has represented to us in writing that he does not intend to demand payment on either of these notes prior to June 30, 2000. A portion of the net proceeds of this offering will be used to repay both of these notes in their entirety.

   On September 11, 1996, we issued a promissory note to Mr. Ganguly providing for repayment of a loan he made to us in the amount of $285,000. Interest on the note accrues at the rate of 6.5% per annum compounded semi-annually, with principal and interest due and payable on September 10, 1999. On September 29, 1997, we issued a promissory note to Mr. Ganguly providing for repayment of a loan he made to us in the amount of $240,000. Interest on the note accrues at the rate of 5.75% per annum compounded semi-annually, with principal and interest due and payable September 28, 2000. Mr. Ganguly has represented to us in writing that he does not intend to demand payment on either of these notes prior to June 30, 2000. A portion of the net proceeds of this offering will be used to repay both of these notes in their entirety.

   On November 2, 1998, Mr. Dutta and Mr. Ganguly each purchased shares representing a 20% interest in NexGen Information Solutions, our 60% owned subsidiary located in India, for $101,927 from an unaffiliated investor. We plan to purchase all of Mr. Dutta's and Mr. Ganguly's shares in NexGen Information Solutions following completion of this offering.

   On October 1, 1999, each of Mr. Qureshey and Mr. Dukes purchased 330,000 shares of our common stock in exchange for a promissory note in the amount of $313,335. Each note is secured by the shares purchased and bears interest at the rate of 5.96% per annum, payable annually on September 30. Principal and unpaid interest on both notes are due on September 30, 2004. We have the right to repurchase each director's restricted shares of common stock granted in October 1999 at the original purchase price upon termination of his service for any reason. Our repurchase right lapses and the director's shares vest ratably each month over four years following the date of grant.

   On October 28, 1999, we sold an aggregate of 2,867,716 shares of our preferred stock to Redpoint Ventures I, L.P., Redpoint Associates I, LLC and CGSH Investments. We also issued to each of Redpoint Ventures I, L.P. and Redpoint Associates I, LLC a warrant to purchase 331,930 shares of our preferred stock at an exercise price of $5.55 per share. As part of this transaction, we also exchanged 885,146 shares of our preferred stock for 885,146 shares of our common stock held by Redpoint Ventures I, L.P. and Redpoint Associates I, LLC, which they had purchased from Mr. Dutta and Mr. Ganguly immediately before the exchange for an aggregate of $4,912,560. Upon the closing of this offering, all of the shares of our preferred stock held by Redpoint Ventures I, L.P. and Redpoint Associates I, LLC automatically will convert into 8,169,584 shares of our common stock. John Walecka, a member of our board of directors, is a managing director of Redpoint Ventures LLC. Redpoint Ventures LLC is the general partner of Redpoint Ventures I, L.P. and Redpoint Associates I, LLC. On October 28, 1999, we entered into an investors' rights agreement with Redpoint Ventures I, L.P., Redpoint Associates I, LLC and four of our directors and stockholders, Messrs. Dutta, Ganguly, Qureshey and Dukes, that provides them with demand and piggyback registration rights.

   On February 1, 2000, each of Messrs. Qureshey and Dukes purchased 330,000 shares of our common stock in exchange for a promissory note in the amount of $816,585. Each note is secured by the shares purchased and bears interest at a rate of 5.96% per annum, payable annually on January 31. Principal and unpaid interest on both notes are due on the earlier of 60 days from our written demand or January 31, 2005. Both of the promissory notes were repaid in full in March 2000.

                       PRINCIPAL AND SELLING STOCKHOLDERS

  The following table contains information regarding the beneficial ownership of our common stock as of March 23, 2000, and as adjusted to reflect the sale of our common stock in this offering, by:

  . each person or group of affiliated persons known by us to beneficially own more than 5% of the outstanding shares of our common stock;

  . each of our directors;

  . each of our executive officers; and

  . all of our directors and executive officers as a group.

  Unless otherwise indicated below the persons in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person and the percentage ownership of that person includes shares of our common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 23, 2000, as disclosed in the "Options to purchase shares included in beneficial ownership" column in the table below.

  The amounts shown in the table below assume no exercise by the underwriters of their over-allotment option. A Rick Dutta and S. Don Ganguly have granted
the underwriters an option to purchase up to        shares of our common stock
owned by them to cover over-allotments, if any. If the underwriters exercise the over-allotment option, the additional shares will be sold pro rata by each of Messrs. Dutta and Ganguly according to their relative ownership of our common stock with respect to one another. If the underwriters exercise this
over-allotment option in full, Mr. Dutta will beneficially own     % of our
common stock outstanding after this offering and Mr. Ganguly will beneficially
own     % of our common stock outstanding after this offering. If the underwriters do not exercise their over-allotment option, Messrs. Dutta and Ganguly will not sell any shares of common stock in this offering.

  Unless otherwise indicated, the address of each person who beneficially owns 5% or more of our common stock is c/o Nexgenix, Inc., 30 Corporate Park Plaza, Suite 410, Irvine, California 92606.

                         Number of shares of   Percentage of
                            common stock       shares owned
                         beneficially owned  ----------------- Options to purchase
Name of Beneficial       prior to and after  Prior to  After    shares included in
Owners                      this offering    offering offering beneficial ownership
------------------       ------------------- -------- -------- --------------------
A. Rick Dutta...........     13,120,269(1)     34.3%                   5,415
S. Don Ganguly..........     13,114,854(2)     34.3                       --
Redpoint Ventures I,
 LLC....................      8,169,584(3)     21.3                       --
John L. Walecka.........      8,169,584(3)     21.3                       --
Scott R. Raskin.........      1,542,556         4.0                  392,556
Ravi Renduchintala......        925,534         2.4                  175,534
David R. Dukes..........        660,000         1.7                       --
Safi U. Qureshey........        632,000         1.7                       --
David R. Andrade........         54,166           *                   54,166
Dean A. Reynolds........         50,000           *                       --
Mark S. St. Clare.......         50,000           *                       --
Keith A. Yagnik.........             --          --                       --
All executive officers
 and directors as a
 group (11 people):          38,331,959        98.5                  640,667

-----------------
 *  Less than 1%
(1) Includes 700,000 shares owned by A. Rick Dutta 2000 GRAT, dated March 7, 2000, 700,000 shares owned by Jayshree Dutta 2000 GRAT, dated March 7, 2000, and 11,714,854 shares owned by the R. and J. Dutta Revocable Trust dated July 1, 1998. Manjira Datta is the Trustee of the A. Rick Dutta 2000 GRAT and the Jayshree Dutta 2000 GRAT. Mr. Dutta and Jayshree Dutta are Co-Trustees of the R. and J. Dutta Revocable Trust. Includes 5,415 shares issuable upon exercise of an option held by Jayshree Dutta which is exercisable within 60 days of March 23, 2000. Jayshree Dutta is the spouse of Rick Dutta. GRAT is a Grantor Retained Annuity Trust.
(2) All shares are owned by the D. and D. Ganguly Revocable Trust, dated November 22, 1999. Mr. Ganguly and Ms. Ganguly are the Co-Trustees of the
    D. and D. Ganguly Revocable Trust.
(3) Includes 7,924,498 shares of common stock held by Redpoint Ventures I, L.P. and 245,086 shares of common stock held by Redpoint Associates I, LLC. Redpoint Ventures I, LLC is the sole general partner of Redpoint Ventures I, L.P. and Redpoint Associates I, LLC and Mr. Walecka is a managing director of Redpoint Ventures I, LLC. Mr. Walecka disclaims beneficial ownership of all of the shares held by Redpoint except to the extent of his individual partnership interest.

                          DESCRIPTION OF CAPITAL STOCK

   The following summary describes the material terms of our capital stock and is subject to, and qualified by, applicable law and the provisions of our amended and restated certificate of incorporation and bylaws, which have been filed as exhibits to the registration statement of which this prospectus is a part.

   Upon the closing of this offering, our authorized capital stock will consist of 160,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of preferred stock, no par value. We currently have outstanding
shares of common stock and           shares of preferred stock.

Common Stock

   All outstanding shares of common stock are, and the common stock to be issued in this offering will be, fully paid and nonassessable.

   The following summarizes the rights of holders of our common stock:

  . each holder of common stock is entitled to one vote per share on all matters to be voted upon by the stockholders, and may cumulate their votes in the election of directors;

  . subject to preferences that may apply to shares of preferred stock that we may issue in the future, the holders of common stock are entitled to receive such lawful dividends as may be declared by the board of directors;

  . upon our liquidation, dissolution or winding up, the holders of shares of common stock are entitled to receive a pro rata portion of all of our assets remaining for distribution after satisfaction of all our liabilities and the payment of any liquidation preference of any outstanding preferred stock;

  . there are no redemption or sinking fund provisions applicable to our common stock; and

  . there are no preemptive or conversion rights applicable to our common stock.

Preferred Stock

   Our amended and restated articles of incorporation authorize our board of directors, without stockholder approval, to issue our preferred stock in one or more series and to fix the rights, preferences and privileges thereof. Among other rights, the board of directors may determine, without further vote or action by our stockholders:

  .  the number of shares and the designation of any series;

  . the dividend rate on the shares of the series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series;

  . whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;

  . whether the series will have conversion privileges and if so, the terms and conditions of conversion;

  . whether or not the shares of the series will be redeemable or exchangeable and if so, the dates, terms and conditions of redemption or exchange, as the case may be;

  . whether the series will have a sinking fund for the redemption or purchase of shares of that series and if so, the terms and amount of the sinking fund; and

  . the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

   Although we presently do not have plans to issue any shares of preferred stock, any future issuance of shares of preferred stock, or the issuance of rights to purchase preferred shares, may delay, defer or prevent a change of control in our company or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of the common stock.

Delaware Anti-Takeover Law

   We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this section prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless:

  . prior to the date at which the stockholder became an interested stockholder the board of directors approved either the business combination or the transaction in which the person became an interested stockholder;

  . the stockholder acquires more than 85% of the outstanding voting stock of the corporation, excluding shares held by directors who are officers or held in certain employee stock plans, upon consummation of the transaction in which the stockholder becomes an interested stockholder; or

  . the business combination is approved by the board of directors and by two-thirds of the outstanding voting stock of the corporation, excluding shares held by the interested stockholder, at a meeting of the stockholders, and not by written consent, held on or subsequent to the date of the business combination.

An interested stockholder is a person who, together with affiliates and associates, owns, or at any time within the prior three years did own, 15% or more of the corporation's voting stock. A business combination includes, without limitation, mergers, consolidations, stock sales and asset-based transactions and other transactions resulting in a financial benefit to the interested stockholder.

Anti-Takeover Effects of our Amended and Restated Certificate of Incorporation and Bylaws

   Some provisions of our amended and restated certificate of incorporation and bylaws may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. These provisions include:

  . Authorized But Unissued Shares. Our board of directors has the authority to issue up to 10,000,000 shares of preferred stock without stockholder approval. Our board of directors also has the authority to issue
     approximately            million shares of common stock without
     stockholder approval, subject to certain limitations imposed by The Nasdaq National Market. These additional shares may be issued for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved capital stock could discourage or make more difficult an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

  . Limitation of Liability. Our amended and restated certificate of incorporation eliminates the personal liability of our directors to us and our stockholders to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws authorize us to provide indemnification to our directors and officers if they are made party to litigation by reason that such person was acting on our behalf and in good faith. These provisions may reduce the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care.

  . Advance Notice Provisions. Our bylaws contain advance notice provisions for nominations for election to our board of directors and for proposals to be acted on by our stockholders at stockholder meetings. Any nomination or proposal that does not comply with these provisions will not be allowed. This may make it more difficult to change the composition of our board of directors or to propose a transaction which could result in a change in control.

   Delaware law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our certificate of incorporation and bylaws require the vote of a majority of the holders of the outstanding common stock to amend, revise or repeal anti-takeover provisions.

Registration Rights

 Demand Rights

   The holders of our common stock issued pursuant to conversion of our preferred stock have demand registration rights pursuant to an investors' rights agreement dated October 28, 1999.

   The holders of 30% of the stock held by this group may request up to two long form registrations under the Securities Act for all or any of their securities at any time, although we have the option of filing a short form registration if it is available to us. Additionally, the holders of 20% of the stock held by this group may request up to two additional short form registrations in any 12 month period unless at such time a short form registration is not available. We will pay all registration expenses for demand registrations, including reasonable legal counsel fees for such holders up to $35,000, other than underwriting commissions and discounts. We are not obligated to effect any demand registration within 60 days of our good faith estimate of the effectiveness of a registration under the Securities Act or within 180 days following the effectiveness of a registration under the Securities Act. We may postpone the filing of a registration statement in connection with a demand registration for up to 90 days if our board of directors determines that such demand registration is seriously detrimental to us.

 Piggyback Rights

   Whenever we determine to register any of our securities under the Securities Act, we must give written notice of the registration to the holders of our common stock issued pursuant to conversion of our preferred stock, as well as to Messrs. Dutta, Ganguly, Qureshey and Dukes, and must include in the registration all common stock of this group which they request for inclusion in the registration. We will pay the registration expenses, other than underwriting commissions and discounts. If an underwriter in the offering limits the number of securities which can be offered, the investors' rights agreement specifies the priority for the inclusion of shares proposed to be included in such registration. No person will be allowed to participate in any offering which is underwritten unless the person agrees to sell on the same basis as is provided in any applicable underwriting arrangements.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Upon completion of this offering,         shares of our common stock will be
outstanding, excluding        shares issuable upon exercise of employee stock
options, of which         were outstanding as of December 31, 1999. The
shares sold in this offering,         shares if the over-allotment option is
exercised in full, will be freely tradable without restriction or further registration under the Securities Act, unless held by one of our "affiliates" as that term is defined in Rule 144 of the Securities Act.

   All of the remaining         shares of common stock currently outstanding
and     shares subject to outstanding options are "restricted securities" as such term is defined under the Securities Act. These shares are restricted securities because they were issued in private transactions not involving a public offering and may not be sold in the absence of registration other than in accordance with Rule 144 or another exemption from registration under the Securities Act. However, as discussed below, under Rule 144(k) and Rule 701 of the Securities Act, restricted shares of our common stock will be eligible for sale into the public market without restriction.

Lock-Up Agreements

   Each of us, the selling stockholders, our directors and executive officers and all of our existing stockholders, have agreed with the underwriters that, for a period ending 180 days from the date of this prospectus, they will not, subject to limited exceptions, offer, sell, transfer or dispose of, directly or indirectly, any shares of our common stock, or any securities convertible into or exercisable for shares our common stock, without the prior written consent
of Credit Suisse First Boston Corporation. We expect that         shares of
common stock will be subject to our lock-up agreements.

   These restrictions do not apply to grants of employee stock options pursuant to the terms of our stock option plans, issuances of securities pursuant to the exercise of such options, the exercise of any other stock options outstanding on the date of this prospectus or the registration of shares of common stock on a Form S-8 registration statement.

   As a result of these lock-up agreements, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701 of the Securities Act discussed below, shares subject to these lock-up agreements will not be salable until the agreements expire or unless prior written consent is received from Credit Suisse First Boston Corporation. Credit Suisse First Boston Corporation has advised us that it has no present intention to, and has not been advised of any circumstances that would lead it to, grant an early release of this restriction. However, Credit Suisse First Boston Corporation could grant an early release of this restriction at any time in its sole discretion. Any early waiver of the lock-up agreements by the underwriters and us, which, if granted, could permit sales of a substantial number of shares and could adversely affect the trading price of our shares, may not be accompanied by an advance public announcement by us.

Rule 144

   In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned restricted securities from the issuer or an affiliate of an issuer for at least one year, including a person who may be deemed our affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  .  one percent of the number of shares of our common stock then outstanding;
     or

  . the average weekly trading volume of our common stock on The Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale on Form 144 is filed with the Commission.

   Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

   Under Rule 144(k), a person who is not an affiliate and has not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned for at least two years the shares in the public market proposed to be sold, would be entitled to sell those shares under Rule 144(k) without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, subject to the restrictions of the lock-up agreements and compliance with Rule 144(k), "144(k) shares" may be sold in the public market upon completion of this offering.

Rule 701

   Beginning 90 days after the date of this prospectus,            shares of
common stock issuable upon exercise of the options granted by us prior to will be eligible for sale in the public market pursuant to Rule 701 under the Securities Act, subject to the lock-up agreements. In general, Rule 701 permits resales of shares issued pursuant to certain compensatory benefit plans and contracts commencing 90 days after the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934 in reliance upon Rule 144, but without having to comply with the public information, holding period, volume limitation and notice provisions in Rule 144.

Sales of Restricted Securities

           shares of restricted securities, or         shares if the over-
allotment option is exercised in full, held by our existing stockholders may be sold in the public market after this offering only if they are registered or if they are exempt from registration under Rule 144, Rule 144(k) or Rule 701, as follows:

  .  beginning 180 days after the date of this prospectus,    shares will be
     eligible for sale under Rules 144(k) and 701; and

  .  an additional     shares will be eligible for sale under Rule 144 after
     the expiration of the lock-up period, upon the expiration of various one-year holding periods.

1997 Stock Option Plan and Registration Statements on Form S-8

   We have authorized         shares of common stock for grant under our 1997
stock option plans.

   As of December 31, 1999:

  .  options to purchase         shares have been exercised;

  .  options to purchase         shares have vested but have not yet been
     exercised; and

  .  options to purchase         shares have been granted but have not yet
     vested.

   Following this offering, we intend to file under the Securities Act one or more registration statements on Form S-8 to register all of the shares of our common stock:

  . issuable upon exercise of outstanding options granted pursuant to our 1997 stock option plans; and

  . reserved for future option grants pursuant to individual option agreements or our 1997 stock option plans.

   We expect these registration statements to become effective upon filing with the Securities and Exchange Commission. Shares covered by these registration statements will be freely tradable, subject to vesting provisions and, in the case of affiliates only, to the restrictions of Rule 144, other than the holding period requirement. Resales of these shares will also be subject to expiration of the lock-up agreements with the underwriters.

Registration Rights

   The holders of our common stock issued pursuant to conversion of our preferred stock have demand registration rights pursuant to an investors' rights agreement dated October 28, 1999. The same holders, as well as Messrs. Dutta, Ganguly, Qureshey and Dukes, have piggyback registration rights. See "Description of Capital Stock--Registration Rights."

              U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

   The following is a general discussion of the principal U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a Non-U.S. Holder. As used in this prospectus, the term "Non-U.S. Holder" is a person that is not:

  . a citizen or resident of the United States for U.S. federal income tax purposes;

  . a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or of any political subdivision of the United States;

  . an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  . a trust the administration of which is subject to the primary supervision of a court within the United States and which has one or more U.S. persons with authority to control all substantial decisions.

  . If a partnership is a holder of our common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding common stock, you should consult your tax advisor about the U.S. tax consequences of holding and disposing of shares of our common stock.

   An individual may, subject to certain exceptions, be treated as a resident of the United States for U.S. federal income tax purposes, instead of a nonresident, by, among other things, being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year--counting for these purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year. Residents are subject to U.S. federal taxes as if they were U.S. citizens.

   This discussion does not consider:

  .  U.S. state and local or non-U.S. tax consequences;

  . specific.facts and circumstances that may be relevant to a particular Non-U.S. Holder's tax position, including, if the Non-U.S. Holder is a partnership, that the U.S. tax consequences of holding and disposing of our common stock may be affected by certain determinations made at the partner level;

  . the tax consequences for the shareholders, partners or beneficiaries of a Non-U.S. Holder;

  . special tax rules that may apply to certain Non-U.S. Holders, including without limitation, certain financial institutions, insurance companies, dealers in securities and traders in securities; or

  . special tax rules that may apply to a Non-U.S. Holder that holds our common stock as part of a "straddle," "hedge" or "conversion transaction."

   The following discussion is based on provisions of the U.S. Internal Revenue Code of 1986, as amended applicable Treasury regulations, and administrative and judicial interpretations, all as of the date of this prospectus, and all of which may change, retroactively or prospectively. The following summary is for general information only. Accordingly:

  . EACH NON-U.S. HOLDER SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF OUR COMMON STOCK.

Dividends

   We do not anticipate paying cash dividends on our common stock in the foreseeable future. In the event, however, that dividends are paid on shares of common stock, dividends paid to a Non-U.S. Holder of common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate, or a lower rate as may be provided by an applicable income tax treaty. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

   Dividends that are effectively connected with a Non-U.S. Holder's conduct of a trade or business in the United States or, if an income tax treaty applies, attributable to a permanent establishment, or in the case of an individual, a "fixed base," in the United States, as provided in that treaty ("U.S. trade or business income"), are generally subject to U.S. federal income tax on a net income basis at regular graduated rates, but are not generally subject to the 30% withholding tax if the Non-U.S. Holder files the appropriate U.S. Internal Revenue Service form with the payor. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate, or a lower rate as specified by an applicable income tax treaty.

   Dividends paid prior to 2001 to an address in a foreign country are presumed, absent actual knowledge to the contrary, to be paid to a resident of that country for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. For dividends paid after December 31, 2000:

  . a Non-U.S. Holder of common stock who claims the benefit of an applicable income tax treaty rate generally will be required to satisfy applicable certification and other requirements;

  . in the case of common stock held by a foreign partnership, the certification requirement will generally be applied to the partners of the partnership and the partnership will be required to provide certain information, including a U.S. taxpayer identification number; and

  .  look-through rules will apply for tiered partnerships.

   A Non-U.S. Holder of common stock that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

Gain on Disposition of Common Stock

   A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of common stock unless:

  . the gain is U.S. trade or business income, in which case, the branch profits tax described above may also apply to a corporate Non-U.S. Holder;

  . the Non-U.S. Holder is an individual who holds the common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, is present in the United States for more than 182 days in the taxable year of the disposition and meets other requirements;

  . the Non-U.S. Holder is subject to tax pursuant to the provisions of the U.S. tax law applicable to some U.S. expatriates; or

  . we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held our common stock.

   Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we have not been, are not currently, and do not anticipate becoming, a "U.S. real property holding corporation." That the effects which could arise if we were ever a "U.S. real property holding corporation" will generally not apply to a Non-U.S. Holder whose holdings, direct and indirect, at all times during the applicable period, constituted 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market.

Federal Estate Tax

   Common stock owned or treated as owned by an individual who is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding Tax

   We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to that holder and the tax withheld with respect to those dividends. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

   Under some circumstances, U.S. Treasury Regulations require information reporting and backup withholding at a rate of 31% on certain payments on common stock. Under currently applicable law, Non-U.S. Holders of common stock generally will be exempt from these information reporting requirements and from backup withholding on dividends prior to 2001 to an address outside the United States. For dividends paid after December 31, 2000, however, a Non-U.S. Holder of common stock that fails to certify its Non-U.S. Holder status in accordance with applicable U.S. Treasury Regulations may be subject to backup withholding at a rate of 31% on payments of dividends.

   The payment, through a non-U.S. branch of a U.S. broker, of the proceeds of the disposition of common stock by a holder to or through the U.S. office of a broker will be subject to information reporting and backup withholding at a rate of 31% unless the holder either certifies its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds of the disposition by a Non-U.S. Holder of common stock to or through a non-U.S. office of non-U.S. broker will not be subject to backup withholding or information reporting unless the non-U.S. broker is a "U.S. related person." In the case of the payment of proceeds from the disposition of common stock by or through a non-U.S. office of a broker that is a U.S. person or a "U.S. related person," information reporting, but currently not backup withholding, on the payment applies unless the broker receives a statement from the owner, signed under penalty of perjury, certifying its non-U.S. status or the broker has documentary evidence in its files that the holder is a Non-U.S. Holder and the broker has no actual knowledge to the contrary. For this purpose, a "U.S. related person" is:

  .  a "controlled foreign corporation" for U.S. federal income tax purposes;

  . a foreign person, 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a U.S. trade or business; or

  . effective after December 31, 2000, a foreign partnership if, at any time during the taxable year, (A) at least 50% of the capital or profits interest in the partnership is owned by U.S. persons or (B) the partnership is engaged in a U.S. trade or business.

   Effective after December 31, 2000, backup withholding may apply to the payment of disposition proceeds by or through a non-U.S. office of a broker that is a U.S. person or a "U.S. related person" unless certification requirements are satisfied or an exemption is otherwise established and the broker has no actual knowledge that the holder is a U.S. person. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them, including changes to these rules that will become effective after December 31, 2000.

   Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded, or credited against the holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated           , 2000, we have agreed to sell to the underwriters
named below, for whom Credit Suisse First Boston Corporation, Lehman Brothers Inc. and FleetBoston Robertson Stephens Inc. are acting as representatives, the following respective numbers of shares of our common stock:

                                                                          Number
                                                                            of
   Underwriters                                                           Shares
   ------------                                                           ------
   Credit Suisse First Boston Corporation................................
   Lehman Brothers Inc. .................................................
   FleetBoston Robertson Stephens Inc. ..................................
                                                                           ----
     Total...............................................................
                                                                           ====

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

   The selling stockholders have granted to the underwriters a 30-day option to
purchase on a pro rata basis up to         additional outstanding shares from
the selling stockholders at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to the
selling group members at that price less a concession of $        per share.
The underwriters and the selling group members may allow a discount of $ per share on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

   The following table summarizes the underwriting compensation and estimated expenses we and the selling stockholders will pay.

                                    Per Share                       Total
                          ----------------------------- -----------------------------
                             Without          With         Without          With
                          Over-allotment Over-allotment Over-allotment Over-allotment
                          -------------- -------------- -------------- --------------
Underwriting Discounts
and Commissions
paid by us..............       $              $              $              $
Expenses payable by us..       $              $              $              $
Underwriting Discounts
and Commissions
paid by selling
stockholders............       $              $              $              $

   We are required to pay all expenses in connection with this offering. The principal components of the offering expenses payable by us will include the fees and expenses of our accountants and attorneys, the fees of our transfer agent and registrar, the cost of printing this prospectus, liability insurance for our directors and officers, The Nasdaq Stock Market listing fees and filing fees paid to the Securities and Exchange Commission and the National Association of Securities Dealers, Inc.

   The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

   We have agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock or publicly disclose the intention to make an offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except in our case for grants of employee stock options pursuant to the terms of a plan in effect on the date hereof, issuances of securities pursuant to or filings of registration statements relating to the exercise of employee stock options outstanding on the date hereof, the exercise of any other stock options outstanding on the date hereof and the filing of a Form S-8 registration statement.

   The selling stockholders, our executive officers and directors and all of our existing stockholders have agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make an offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

   The underwriters have reserved for sale, at the initial public offering
price, up to       shares of common stock for employees, directors and other
persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares of common stock available for sale to the general public in this offering will be reduced to the extent these persons purchase these reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

   We and the selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act or contribute to payments which the underwriters may be required to make in that respect.

   We have applied to list the shares of common stock on The Nasdaq Stock Market's National Market under the symbol "NXGN."

   Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between us and the representatives, and may not reflect the market price for our common stock that may prevail following this offering. We considered, among others, the following principal factors in determining the initial public offering price:

  . the information in this prospectus and otherwise available to the representatives;

  .  market conditions for initial public offerings;

  .  the history of and prospects for the industry in which we will compete;

  .  our past and present operations;

  .  our past and present earnings and current financial position;

  .  the ability of our management;

  .  our prospects for future earnings;

  . the present state of our development and our current financial condition;

  . the recent prices of, and the demand for, publicly traded common stock of generally comparable companies; and

  . the general condition of the securities markets at the time of this offering.

   We cannot assure you that the initial public offering price will correspond to the price at which our common stock will trade in the public market subsequent to this offering or that an active trading market for our common stock will develop and continue after this offering.

   The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  . Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids cause the price of our common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

  A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares of our common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make Internet distributions on the same basis as other allocations.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   Each purchaser of the common stock in Canada who receives a purchase confirmation will be deemed to represent to us, the selling stockholders and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase our common stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein and the selling stockholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of shares of our common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of the common stock should consult their own legal and tax advisors about the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   Stradling Yocca Carlson & Rauth, a professional corporation, Newport Beach, California will pass upon the validity of this offering of our common stock for us. Cravath, Swaine & Moore, New York, New York represented the underwriters in this offering. An investment partnership composed of shareholders of Stradling Yocca Carlson & Rauth, as well as certain personnel of Stradling Yocca Carlson & Rauth, beneficially own an aggregate of 29,000 shares of our common stock.

                                    EXPERTS

   The consolidated financial statements as of June 30, 1998 and 1999 and for each of the three years in the period ended June 30, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   This prospectus is part of a registration statement on Form S-1 we filed with the SEC. This prospectus does not contain all of the information contained in the registration statement and all of its exhibits and schedules. For further information about us, please see the complete registration statement. Please refer to the exhibits to the registration statement for complete copies of agreements or other documents that are summarized in this prospectus.

   You may read and copy our registration statement and all of its exhibits and schedules at the following SEC public reference rooms:

     450 Fifth Street, N.W.  Seven World Trade Center Citicorp Center
     Judiciary Plaza         Suite 1300               500 West Madison Street
     Room 1024               New York, NY 10048       Suite 1400
     Washington, D.C. 20549                           Chicago, IL 60661

   You may obtain information on the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. The registration statement is also available from the SEC's web site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically.

   We intend to furnish our stockholders with annual reports containing financial statements audited by an independent public accounting firm and make available to our stockholders quarterly reports for the first three quarters of each fiscal year containing interim unaudited financial information.

                                 NEXGENIX, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Accountants.......................................... F-2

Consolidated Balance Sheets................................................ F-3

Consolidated Statements of Operations...................................... F-4

Consolidated Statements of Stockholders' Equity (Deficit).................. F-5

Consolidated Statements of Cash Flows...................................... F-6

Notes to Consolidated Financial Statements................................. F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
 Stockholders of Nexgenix, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of Nexgenix, Inc. and its subsidiary at June 30, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1999 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP

Costa Mesa, California
October 29, 1999, except
as to the  stock split
described in Note 1,
 which is as of February
2, 2000

                                 NEXGENIX, INC.

                          CONSOLIDATED BALANCE SHEETS
                     (In thousands, except per share data)

                                                                   Pro Forma
                                                                 Stockholders'
                                        June 30,                   Equity At
                                      ------------- December 31, December 31,
                                       1998   1999      1999         1999
                                      ------ ------ ------------ -------------
                                                           (Unaudited)
Assets
Current assets:
  Cash and cash equivalents.......... $1,016 $  728   $11,758
  Receivables, net...................  5,059  7,230     7,823
  Prepaid and other current assets...    574    591     1,014
                                      ------ ------   -------
    Total current assets.............  6,649  8,549    20,595
Property and equipment, net..........    822    980     1,272
Deferred income taxes................    --     --      1,084
Other assets.........................     95    171       221
                                      ------ ------   -------
    Total assets..................... $7,566 $9,700   $23,172
                                      ====== ======   =======

Liabilities, Mandatorily Redeemable
 Preferred Stock
 and Stockholders' Equity (Deficit)
Current liabilities:
  Accounts payable................... $1,931 $2,507   $ 2,909
  Accrued liabilities................  1,006  1,250     1,437
  Line of credit.....................    816  2,382     1,190
  Other current liabilities..........    994    919     1,145
                                      ------ ------   -------
    Total current liabilities........  4,747  7,058     6,681
Notes payable to stockholders........    571    625       --
Other long-term liabilities..........    192    111       557
                                      ------ ------   -------
    Total liabilities................  5,510  7,794     7,238
                                      ------ ------   -------
Minority interest in subsidiary......    202    223       173
                                      ------ ------   -------
Commitments and contingencies

Mandatorily redeemable preferred
 stock, $0.001 par value, 4,094
 shares authorized; 3,762 shares
 issued and outstanding at December
 31, 1999 ($20,879 total liquidation
 value); no shares pro forma.........    --     --     20,663
                                      ------ ------   -------
Stockholders' equity (deficit):
  Preferred stock, $0.001 par value,
   5,906 shares authorized (10,000
   authorized net of 4,094 designated
   as mandatorily redeemable
   preferred stock); no shares issued
   and outstanding ..................    --     --        --
  Common stock, $.01 par value at
   June 30, 1998, and $0.001 at June
   30, 1999 and December 31, 1999;
   80,000 shares authorized; 28,000
   issued and outstanding at June 30,
   1998 and 1999 and 26,918 issued
   and outstanding at December 31,
   1999; 34,442 shares pro forma.....    280     28        27       $    34
  Additional paid-in capital.........    --     252       --         20,656
  Notes receivable from
   stockholders......................    --     --       (627)         (627)
  Deferred compensation..............    --     --     (1,251)       (1,251)
  Retained earnings (deficit)........  1,574  1,403    (3,051)       (3,051)
                                      ------ ------   -------       -------
    Total stockholders' equity
     (deficit).......................  1,854  1,683    (4,902)      $15,761
                                      ------ ------   -------       =======
    Total liabilities, mandatorily
     redeemable preferred stock and
     stockholders' equity (deficit).. $7,566 $9,700   $23,172
                                      ====== ======   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                                 NEXGENIX, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                                                  Six-Month
                                                                Period Ended
                                      Year Ended June 30,       December 31,
                                    -------------------------  ----------------
                                     1997     1998     1999     1998     1999
                                    -------  -------  -------  -------  -------
                                                                 (Unaudited)
Revenues..........................  $16,790  $23,421  $32,376  $16,562  $20,715
                                    -------  -------  -------  -------  -------
Operating expenses:
  Professional services (exclusive
   of $16 reported below as stock-
   based compensation)............    9,568   15,155   17,771    9,569   11,369
  Selling, general and
   administrative (exclusive of
   $1,768 reported below as stock-
   based compensation)............    6,542    7,972   14,663    6,473   12,405
  Stock-based compensation........      --       --       --       --     1,784
                                    -------  -------  -------  -------  -------
    Total operating expenses......   16,110   23,127   32,434   16,042   25,558
                                    -------  -------  -------  -------  -------
Income (loss) from operations.....      680      294      (58)     520   (4,843)
Other (expenses) income:
  Interest income.................       21       72       52       19      106
  Interest expense................      (64)    (157)    (198)     (96)    (134)
  Other...........................       (6)      21      --       --       --
                                    -------  -------  -------  -------  -------
Income (loss) before provision for
 income taxes and minority
 interest.........................      631      230     (204)     443   (4,871)
Income tax (provision) benefit....     (219)    (122)      54     (117)   1,169
                                    -------  -------  -------  -------  -------
Income (loss) before minority
 interest.........................      412      108     (150)     326   (3,702)
Minority interest.................      (50)      (2)     (21)       8       50
                                    -------  -------  -------  -------  -------
Net income (loss).................      362      106     (171)     334   (3,652)
Accretion of Series A Preferred
 Stock discount and dividends.....      --       --       --       --      (350)
                                    -------  -------  -------  -------  -------
Net income (loss) available to
 common stockholders..............  $   362  $   106  $  (171) $   334  $(4,002)
                                    =======  =======  =======  =======  =======
Net income (loss) per common
 share:
  Basic...........................  $  0.01  $  0.00  $ (0.01) $  0.01  $ (0.15)
                                    =======  =======  =======  =======  =======
  Diluted.........................  $  0.01  $  0.00  $ (0.01) $  0.01  $ (0.15)
                                    =======  =======  =======  =======  =======
Shares used in computation:
  Basic...........................   28,000   28,000   28,000   28,000   27,386
                                    =======  =======  =======  =======  =======
  Diluted.........................   29,344   29,344   28,000   29,344   27,386
                                    =======  =======  =======  =======  =======
Pro forma basic and diluted net
 loss per common share............                                      $ (0.12)
                                                                        =======
Shares used in pro forma basic and
 diluted net loss per common
 share............................                                       30,003
                                                                        =======


  The accompanying notes are an integral part of these consolidated financial statements.

                                 NEXGENIX, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (In thousands)

                                                       Notes
                          Common Stock   Additional  Receivable               Retained
                          --------------  Paid-in       from       Deferred   Earnings
                          Shares  Amount  Capital   Stockholders Compensation (Deficit)  Total
                          ------  ------ ---------- ------------ ------------ --------- -------
Balance, June 30, 1996..  28,000   $  3       --         --            --      $ 1,383  $ 1,386
  Net income............                                                           362      362
                          ------   ----   -------      -----       -------     -------  -------
Balance, June 30, 1997..  28,000      3       --         --            --        1,745    1,748
  Establishment of $.01
   par value............     --     277       --         --            --         (277)     --
  Net income............     --     --        --         --            --          106      106
                          ------   ----   -------      -----       -------     -------  -------
Balance, June 30, 1998..  28,000    280       --         --            --        1,574    1,854
  Decrease in par value
   from $.01 to $.001...     --    (252)  $   252        --            --          --       --
  Net loss..............     --     --        --         --            --         (171)    (171)
                          ------   ----   -------      -----       -------     -------  -------
Balance, June 30, 1999..  28,000     28       252        --            --        1,403    1,683
  Series A Preferred
   Stock issued in
   exchange for common
   stock................  (1,770)    (2)   (2,437)       --            --         (802)  (3,241)
  Issuance of common
   stock in exchange for
   notes receivable.....     660      1       626      $(627)          --          --       --
  Exercise of stock
   options..............      28    --         14        --            --          --        14
  Accretion of Series A
   Preferred Stock
   discount and
   dividends............     --     --       (350)       --            --          --      (350)
  Deferred
   compensation.........     --     --      1,362        --        $(1,362)        --       --
  Amortization of
   deferred compensation
   .....................     --     --        --         --            111         --       111
  Issuance of warrants..     --     --        533        --            --          --       533
  Net loss..............     --     --        --         --            --       (3,652)  (3,652)
                          ------   ----   -------      -----       -------     -------  -------
Balance, December 31,
 1999...................  26,918     27       --        (627)       (1,251)     (3,051)  (4,902)
  (Unaudited)
  Conversion of Series A
   Preferred Stock to
   common stock.........   7,524      7    20,656        --            --          --    20,663
                          ------   ----   -------      -----       -------     -------  -------
Balance, December 31,
 1999, pro forma
 (Unaudited)............  34,442   $ 34   $20,656      $(627)      $(1,251)    $(3,051) $15,761
                          ======   ====   =======      =====       =======     =======  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                                 NEXGENIX, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     (In thousands, except per share data)

                                                             Six-Month Period
                                                                  Ended
                                    Year Ended June 30,        December 31,
                                   ------------------------  -----------------
                                   1997    1998      1999     1998      1999
                                   -----  -------  --------  -------  --------
                                                                (Unaudited)
Cash flows used in operating
 activities:
  Net income (loss)............... $ 362  $   106  $   (171) $   334  $ (3,652)
  Adjustments to reconcile net
   income (loss) to net cash used
   in operating activities:
    Stock-based compensation......   --       --        --       --      1,673
    Amortization of deferred
     compensation.................   --       --        --       --        111
    Depreciation and
     amortization.................   188      345       426      197       245
    Provision for doubtful
     accounts.....................   216      138       167       23       288
    Loss (gain) on disposal of
     equipment....................   --       (30)        3      --        --
    Minority interest in earnings
     of subsidiary................    50        2        21       (8)      (50)
    Deferred income taxes.........  (104)      (3)     (212)     (84)   (1,217)
    Changes in operating assets
     and liabilities:
      Receivables.................  (814)  (1,943)   (2,338)  (1,977)     (881)
      Prepaids and other current
       assets.....................    11     (319)      170      255      (278)
      Other assets................    30      (32)      (76)     (72)      (62)
      Accounts payable............    83      951       576       35       402
      Accrued liabilities.........   158     (422)      244     (222)      187
      Other current liabilities...  (306)     390      (111)     527      (206)
                                   -----  -------  --------  -------  --------
        Net cash used in operating
         activities:..............  (126)    (817)   (1,301)    (992)   (3,440)
                                   -----  -------  --------  -------  --------
Cash flows used in investing
 activities:
  Purchase of property and
   equipment......................  (354)    (451)     (369)    (421)     (179)
  Proceeds from disposal of
   equipment......................   --       108       --       --        --
                                   -----  -------  --------  -------  --------
        Net cash used in investing
         activities...............  (354)    (343)     (369)    (421)     (179)
                                   -----  -------  --------  -------  --------
Cash flows from financing
 activities:
  Proceeds from issuance of Series
   A Preferred Stock and
   warrants, net..................   --       --        --       --     15,933
  Proceeds from issuance of common
   stock..........................   --       --        --       --         14
  Proceeds from line of credit....   --     6,647    12,977    7,183    15,183
  Repayments under line of
   credit.........................   --    (5,831)  (11,411)  (6,145)  (16,375)
  Proceeds from issuance of long-
   term debt......................    92      186       313      303       450
  Repayments of long-term debt....   (49)     (33)     (125)     (50)     (496)
  Proceeds from notes payable to
   stockholders...................   585      563       --       --        --
  Repayments of notes payable to
   stockholders...................   (55)    (123)     (345)    (345)      --
  Principal payments on capital
   lease obligations..............   (14)      (6)      (27)      (4)      (60)
                                   -----  -------  --------  -------  --------
        Net cash provided by
         financing activities.....   559    1,403     1,382      942    14,649
                                   -----  -------  --------  -------  --------
Net increase (decrease) in cash...    79      243      (288)    (471)   11,030
Cash and cash equivalents at
 beginning of period..............   694      773     1,016    1,016       728
                                   -----  -------  --------  -------  --------
Cash and cash equivalents at end
 of period........................ $ 773  $ 1,016  $    728  $   545  $ 11,758
                                   =====  =======  ========  =======  ========
Supplemental disclosure of cash
 flow information
  Cash paid during the year for:
    Income taxes.................. $ 683  $   669  $     89  $   --   $     54
                                   =====  =======  ========  =======  ========
    Interest...................... $  28  $    85  $    141  $    66  $    111
                                   =====  =======  ========  =======  ========
Supplemental schedule of non-cash
 financing activities:
  Capital lease obligations....... $ --   $   --   $    196  $   --   $    359
                                   =====  =======  ========  =======  ========
  Accretion of Series A Preferred
   Stock discount and dividends
   (Note 10)......................                                    $    350
                                                                      ========
  Series A Preferred Stock issued
   in exchange for common
   stock (Note 10)................                                    $  4,914
                                                                      ========
  Common stock issued for notes
   receivable (Note 11)...........                                    $    627
                                                                      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                 NEXGENIX, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (In thousands, except per share data)

NOTE 1--DESCRIPTION OF BUSINESS

   Nexgenix, Inc. (the "Company"), is a professional services organization specializing in Internet related services that include integrated offerings of business strategy, branding, marketing, creative design and technology services to customers primarily located in the United States. The Company also provides client-server systems integration services, third-party software implementation and management consulting services.

   The Company's fiscal year ends on June 30; accordingly, all references to 1997, 1998 and 1999 are for the years ended June 30, 1997, 1998 and 1999, respectively. The financial statements of the Company's foreign majority-owned subsidiary are based on a fiscal year ending March 31 to facilitate timely reporting of the Company's consolidated financial results.

   In February 2000, a two-for-one stock split of the Company's common stock was approved and became effective. All common stock share and per share amounts for all periods presented have been retroactively adjusted to give effect to the stock split.

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

   The consolidated financial statements include the accounts of the Company and its 60% owned foreign subsidiary. All significant intercompany transactions and balances have been eliminated.

 Unaudited Interim Financial Information

   The interim consolidated financial information of the Company for the six-month periods ended December 31, 1998 and 1999 is unaudited. The unaudited interim financial information has been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflects all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows as of and for the six-month periods ended December 31, 1998 and 1999. The results for the six-month period ended December 31, 1999 are not necessarily indicative of future results.

 Basic and Diluted Net Income (Loss) Per Share

   Basic net income (loss) per share is computed by dividing the net income
(loss) available to common stockholders for the period by the weighted average number of common shares outstanding. Diluted earnings per share is based on the weighted average number of shares of common stock outstanding, adjusted, if dilutive, for the effects of potential issuances of common shares. Potential common shares include incremental shares of common stock issuable on the conversion of stock options, warrants and convertible preferred stock. Shares associated with stock options, warrants and convertible preferred stock are not included to the extent they are anti-dilutive.

 Pro Forma Net Loss Per Share (Unaudited)

   Pro forma net loss per share is computed by dividing the net loss for the period by the weighted average number of shares of common stock outstanding, including the pro forma effects of the automatic conversion of the Company's mandatorily redeemable preferred stock, into shares of the Company's common stock effective upon the closing of the Company's initial public offering as if such conversion occurred at the date of original issuance. The resulting pro forma adjustment includes an increase in the weighted average shares used to compute basic and diluted net loss per share of 2,617 for the six-month period ended December 31, 1999.

                                 NEXGENIX, INC.

                     (In thousands, except per share data)


 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the respective periods. Actual results could differ from those estimates.

 Financial Instruments

   The carrying value of current assets and liabilities approximated their fair value at June 30, 1998 and 1999 and at December 31, 1999. The carrying value of the notes payable to stockholders approximates fair value based on current rates of interest available to the Company for notes of similar maturities.

 Foreign Currency Translation

   The functional currency of the Company's foreign majority-owned subsidiary is the U.S. dollar; accordingly, monetary assets and liabilities are remeasured into U.S. dollars at the exchange rate in effect at the balance sheet date. Revenues, expenses, gains and losses are remeasured at the average exchange rate for the period, and non-monentary assets and liabilities are remeasured at historical rates. The resultant remeasurement gains or losses are recognized in the consolidated results of operations.

 Revenue Recognition

   The Company derives substantially all of its revenues from fixed price and time and material type contracts. Revenues from services performed under fixed price contracts are recognized on the percentage of completion method, primarily based on contract labor hours incurred to date compared with total labor hours estimated at contract completion. The cumulative effects of revisions in percentage of completion estimates are recognized in the period in which the changes become known. Revenues earned under time and material type contracts are recognized as services are performed. The Company provides for anticipated losses on contracts by a charge to income in the period the losses are first identified.

   Unbilled receivables primarily represent revenues recognized based on services performed in excess of contractually billable amounts. Unbilled amounts are classified as current assets, since substantially all of these amounts are expected be realized within one year. Unbilled receivables are generally billable on the achievement of contract milestones. Deferred revenue represents billings recorded or cash received in excess of revenue recognized.

 Professional Services

   Costs of professional services primarily consist of compensation, benefits and training for billable professional staff, costs of subcontractors, unreimbursed travel and, where applicable, software purchases.

 Advertising

   Advertising costs are expensed as incurred. Advertising expense for 1997, 1998, 1999 and the six-month periods ended December 31, 1998 and 1999 was $20, $76, $171 and $31 (unaudited), and $213 (unaudited), respectively.

                                 NEXGENIX, INC.

                     (In thousands, except per share data)

 Comprehensive Income (Loss)

   Comprehensive income (loss), as defined, includes all changes in equity (net assets) during a period from non-owner sources. For all periods presented, there are no differences between the Company's income (loss), as reported, and comprehensive income (loss).

 Concentrations of Credit Risk

   Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company maintains its cash and cash equivalents with high credit quality financial institutions. The Company performs ongoing credit evaluations on its customers and maintains reserves for potential credit losses. Such losses have been within management's expectations.

   Information regarding significant customers is summarized below:

                                                           June 30,
                                                          ----------  December 31,
                                                          1998  1999      1999
                                                          ----  ----  ------------
                                                                      (Unaudited)
   Receivables:
     Most significant ...................................  12%   17%       14%
     Second most significant.............................  12    16        10
     Third most significant..............................  11    13         7
                                                          ---   ---       ---
                                                           35%   46%       31%
                                                          ===   ===       ===

                                                                     Six-Month
                                                                   Period Ended
                                                   Year Ended      December 31,
                                                ----------------  ---------------
                                                1997  1998  1999   1998     1999
                                                ----  ----  ----  ------   ------
                                                                   (Unaudited)
   Revenues:
     Most significant..........................  16%   13%   25%      27%      13%
     Second most significant...................   8     9     8        9       10
     Third most significant....................   7     8     7        7        9
                                                ---   ---   ---   ------   ------
                                                 31%   30%   40%      43%      32%
                                                ===   ===   ===   ======   ======

 Cash and Cash Equivalents

   Cash equivalents are highly liquid investments purchased with an original maturity of three months or less.

 Property and Equipment

   Property and equipment are stated at cost and amortized using the straight-line method over the following estimated useful lives:

     Computers and related equipment.................................... 3 years
     Furniture and fixtures............................................. 5 years
     Leasehold improvements............................................. 5 years

                                 NEXGENIX, INC.

                     (In thousands, except per share data)


   Leasehold improvements are amortized over the shorter of the useful life of the asset or the life of the related lease. Additions to property and equipment together with major renewals and betterments are capitalized. Maintenance, repairs, minor renewals and betterments are charged to expense when incurred. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is recognized.

   In July 1997, the Company changed the estimated useful lives for certain computer equipment from five to three years. This change was made to more accurately reflect the estimated periods that such assets will remain in service. The change in estimate resulted in additional depreciation expense of $154 in 1998.

 Long-lived Assets

   The Company reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying value. If an asset is determined to be impaired, the impairment is measured by the amount that the carrying amount of the asset exceeds its fair value. The Company has not identified any such impairment losses.

 Income Taxes

   Income taxes are provided utilizing the liability method. The liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities. Additionally, under the liability method, changes in tax rates and laws will be reflected in income in the period such changes are enacted. A valuation allowance is recorded when it is more likely than not that deferred tax assets will not be realized.

 Stock-Based Compensation

   The Company accounts for its stock-based compensation plan under Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25") and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"). Under APB 25, compensation expense is based on the difference, if any, on the date of grant between the fair value of the Company's common stock and the exercise price of the stock option.

 Segment Information

   The management approach is utilized for the identification of the Company's reportable segments. This approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments.

 Reclassifications

   Certain reclassifications of the 1997 and 1998 financial statements have been made to conform to the 1999 presentation.

                                 NEXGENIX, INC.

                     (In thousands, except per share data)


NOTE 3--RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

   In June 1998, the Financial Accounting Standards Boards ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133, as amended by SFAS 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not expect SFAS No. 133 to have a material effect on its financial position or results of operations.

NOTE 4--FORMATION OF JOINT VENTURE

   In July 1999, the Company formed a Limited Liability Company (the "LLC") with another entity for the purpose of providing end-to-end E-Business software solutions to third parties, including internet consulting, interactive marketing, design development, and software integration services. The Company has a 50% interest in the LLC which is accounted for under the equity method. During the six-month period ended December 31, 1999, the Company's investment and equity in earnings from the LLC was insignificant.

NOTE 5--COMPOSITION OF CERTAIN BALANCE SHEET COMPONENTS

                                                     June 30,
                                                  ---------------  December 31,
                                                   1998    1999        1999
                                                  ------  -------  ------------
                                                                   (Unaudited)
   Receivables, net:
     Billed...................................... $5,032  $ 6,941    $ 7,237
     Unbilled....................................    141      570      1,155
                                                  ------  -------    -------
                                                   5,173    7,511      8,392
     Allowance for doubtful accounts.............   (114)    (281)      (569)
                                                  ------  -------    -------
                                                  $5,059  $ 7,230    $ 7,823
                                                  ======  =======    =======
   Property and equipment:
     Computers and related equipment............. $1,084  $ 1,638    $ 2,186
     Furniture and fixtures......................    389      360        356
     Leasehold improvements......................     14       54         47
                                                  ------  -------    -------
                                                   1,487    2,052      2,589
     Accumulated depreciation and amortization...   (665)  (1,072)    (1,317)
                                                  ------  -------    -------
                                                  $  822  $   980    $ 1,272
                                                  ======  =======    =======

                                 NEXGENIX, INC.

                     (In thousands, except per share data)


   Included in computers and related equipment are capitalized leases in the aggregate amount of $25, $149 and $508 (unaudited) with related accumulated depreciation of $25, $12 and $76 (unaudited) at June 30, 1998 and 1999 and at December 31, 1999, respectively.

                                                        June 30,
                                                      ------------- December 31,
                                                       1998   1999      1999
                                                      ------ ------ ------------
                                                                    (Unaudited)
   Accrued liabilities:
     Vacation.......................................  $  419 $  614    $  796
     Commissions....................................     214    135       256
     Other..........................................     373    501       385
                                                      ------ ------    ------
                                                      $1,006 $1,250    $1,437
                                                      ====== ======    ======
   Other current liabilities:
     Deferred revenue...............................  $  521 $  410    $  204
     Notes payable to stockholders..................     399    --        625
     Current portion of notes payable...............      74    446       150
     Current portion of capital lease obligation....     --      63       166
                                                      ------ ------    ------
                                                      $  994 $  919    $1,145
                                                      ====== ======    ======

NOTE 6--BORROWINGS

 Line of credit

   In June 1999, the Company executed a one-year revolving line of credit with a bank that provides for borrowings up to the lesser of $4,000 or 80% of eligible accounts receivable. The line of credit is personally guaranteed by two stockholders and current officers of the Company. Interest is payable on the outstanding balance at the bank's lending rate. Under the provisions of the revolving line of credit agreement, the Company must comply with certain restrictive covenants including requirements to limit the ratio of debt to effective tangible net worth and consecutive quarterly losses, to maintain a specified level of working capital and to comply with specified fixed charge coverage ratios. There were no amounts outstanding as of June 30, 1999.

   The Company maintained a revolving line of credit with a different bank under which substantially all of the Company's assets were pledged as collateral. The line of credit was also personally guaranteed by two stockholders and current officers of the Company. The line of credit expired in July 1999 and provided for borrowings up to the lesser of $2,500 or 80% of the eligible accounts receivable with interest payable monthly at the bank's prime rate (8.5% and 7.75% per annum at June 30, 1998 and 1999, respectively) plus 1.0%.

   In May 1999, the Company entered into a master lease agreement with a company primarily for the leasing of computer equipment. As of June 30, 1999 no equipment had been leased under the agreement. As of December 31, 1999, $269 (unaudited) had been used under the lease agreement.

   The Company had two equipment lines of credit available from a bank for $170 and $150, which expired in October 1997 and April 1998, respectively. Borrowings under these agreements automatically converted to long-term debt and were collateralized by the equipment purchased. Additionally, the Company had an equipment line of credit available from a bank for $500, which expired in July 1999. At the point of borrowing, the Company selected from various repayment terms (ranging from 12 to 48 months) and interest rate options. All borrowings under these agreements were personally guaranteed by two stockholders and current officers of the Company. At June 30, 1998 and 1999, the Company had $256 and $446 in outstanding debt under these agreements at interest rates ranging from 7.75% to 12.30% per annum. In July 1999, the outstanding balance was paid; accordingly, it was classified as a current liability at June 30, 1999.

                                 NEXGENIX, INC.

                     (In thousands, except per share data)


 Notes Payable To Stockholders

   The Company has four unsecured notes payable to two stockholders and current officers in the aggregate amount of $625 at June 30, 1999. The notes bear interest at rates ranging from 5.75% to 7.25% per annum, compounded semi-annually, and are subordinate to the Company's other borrowings. Outstanding balances of $466 as of June 30, 1999 and December 31, 1999 are due in September 2000. The remaining balance of $159 is not due prior to July 2000 in accordance with agreements entered into between the stockholders and the Company.

 Promissory Note

   In September 1999, the Company issued a promissory note to a bank in the principal amount of $450 which is due in August 2002 with monthly interest payments based on an 8.5% annual interest rate. Substantially all of the Company's assets are pledged as collateral and the promissory note is personally guaranteed by two stockholders and current officers of the Company.

   Annual maturities of borrowings as of June 30, 1999 are presented below:

     Year Ending
      June 30,
     -----------
      2000............................................................... $2,828
      2001...............................................................    625
                                                                          ------
                                                                          $3,453
                                                                          ======

NOTE 7--INCOME TAXES

   The provision (benefit) for income taxes consists of the following components:

                                                    Year Ended June 30,
                                                   --------------------
                                                   1997    1998   1999
                                                   -----   ----   -----
   Current:
     Federal...................................... $ 263   $100   $ 131
     State........................................    60     25      27
                                                   -----   ----   -----
                                                     323    125     158
                                                   -----   ----   -----
   Deferred:
     Federal......................................   (84)    (1)   (175)
     State........................................   (20)    (2)    (37)
                                                   -----   ----   -----
                                                    (104)    (3)   (212)
                                                   -----   ----   -----
                                                   $ 219   $122   $ (54)
                                                   =====   ====   =====

   Deferred tax assets (liabilities) comprise the following:

                                                                      June 30,
                                                                     ----------
                                                                     1998  1999
                                                                     ----  ----
   Deferred tax assets:
     Allowance for doubtful accounts................................ $ 45  $112
     Accrued vacation...............................................  125   189
     Accrued bonuses................................................  --     60
     Other..........................................................    6    17
                                                                     ----  ----
                                                                      176   378
   Deferred tax liabilities:
     Depreciation...................................................  (10)  --
                                                                     ----  ----
                                                                     $166  $378
                                                                     ====  ====

                                 NEXGENIX, INC.

                     (In thousands, except per share data)


   The following is a reconciliation of income tax computed at the federal statutory rate to the Company's actual tax expense:

                                                           Year Ended June 30,
                                                          --------------------
                                                          1997    1998    1999
                                                          -----   -----   ----
   Tax (provision) benefit at statutory U.S. rate........ $(215)  $ (78)  $ 69
   State and local taxes, net............................   (20)    (15)    19
   Nondeductible items...................................   (15)    (22)   (40)
   Other.................................................    31      (7)     6
                                                          -----   -----   ----
                                                          $(219)  $(122)  $ 54
                                                          =====   =====   ====

   No provision has been made for future U.S. income taxes on the undistributed earnings of the Company's majority-owned subsidiary as the earnings are expected to be permanently reinvested in the foreign operations.

NOTE 8--COMMITMENTS AND CONTINGENCIES

   The Company leases certain equipment under a capital lease agreement. The agreement expires in 2002 and provides for monthly payments of principal and interest of approximately $6. Additionally, the Company is obligated under various non-cancelable operating lease agreements for facilities and equipment, which expire between October 1999 and April 2002. Rental expenses for facilities and equipment totaled $281, $455 and $635 in 1997, 1998 and 1999, and $325 (unaudited) and $514 (unaudited) for the six-month periods ended December 31, 1998 and 1999, respectively.

   Future minimum rental commitments under capital and operating leases are as follows:

   Year Ending
    June 30,                                                   Capital Operating
   -----------                                                 ------- ---------
   2000.......................................................  $ 68     $507
   2001.......................................................    68      235
   2002.......................................................    57       57
                                                                ----     ----
                                                                 193     $799
                                                                         ====
   Amount representing interest...............................   (19)
                                                                ----
                                                                 174
   Current portion............................................   (63)
                                                                ----
   Long-term portion of capital lease obligations.............  $111
                                                                ====

   The Company is involved in various claims and lawsuits arising in the normal conduct of its business, none of which, in the opinion of the Company's management, will have a material adverse effect on its consolidated financial position, results of operations, cash flows or its ability to conduct business.

NOTE 9--EMPLOYEE BENEFITS

   The Company has a defined contribution employee benefit plan (the Plan) under which eligible participants may contribute up to a maximum of 15% of their pre-tax earnings subject to certain statutory limitations. The Company provides matching contributions of 25% on the first 6% contributed. The Plan also provides for additional contributions by the Company at the discretion of the Board of Directors. Twenty-five percent of the Company contributions vest on the second anniversary of the participant's commencement of

                                 NEXGENIX, INC.

                     (In thousands, except per share data)

services to the Company and 25% on each anniversary thereafter. The Company's contributions were $42, $66 and $115 in 1997, 1998 and 1999, respectively, and $52 (unaudited) and $74 (unaudited) for the six-month periods ended December 31, 1998 and 1999, respectively.

NOTE 10--PREFERRED STOCK

 Amendment to Articles of Incorporation

   In October 1999, the Company amended its Articles of Incorporation to increase the total authorized shares of Preferred Stock to 10,000 at a par value of $0.001 per share. Of the total 10,000 shares authorized 3,762 have been issued as mandatorily redeemable preferred stock.

 Issuance of Mandatorily Redeemable Convertible Preferred Stock and Warrants

   In October 1999, the Company issued 2,877 shares of Series A Mandatorily Redeemable Preferred Stock (the "Series A Preferred Stock") plus warrants to purchase an additional 332 shares of Series A Preferred Stock for gross proceeds of $15,966. The warrants have an exercise price of $5.55 per share and are exercisable on the earlier of one year from the issuance date or the closing of an initial public offering ("IPO") of the Company's common stock. Concurrent with the issuance of the Series A Preferred Stock, the Company provided for the exchange of 1,770 shares of common stock, which had been purchased by the Series A Preferred Stock investors from the founders and current officers of the Company (immediately prior to the issuance of the Series A Preferred Stock), for 885 shares of Series A Preferred Stock. The common stock held by the founders and current officers were sold to the investors for $4,913 ($2.78 per share).

   The net proceeds were allocated between the Series A Preferred Stock and warrants based on their relative fair values. As a result, $15,400 has been allocated to the Series A Preferred Stock and $533 has been allocated to the warrants. The estimated value of the warrants was determined using an option pricing model with the following assumptions: a) seven month term, b) 5.34% risk free interest rate, and c) an expected volatility of 74%. The price for the common stock purchased from the founders and current officers of the Company exceeded the estimated fair value of the common stock on the date of purchase; accordingly, $1,673 in compensation expense has been recorded in the statement of operations. The Company has reserved 332 shares of Series A Preferred Stock to be issued upon the exercise of the warrants.

   The Series A Preferred Stockholders are entitled to: a) 8% non-cumulative dividends, b) a liquidation preference equal to the original issue price ($5.55) plus all declared but unpaid dividends, c) conversion into common stock on a two-for-one basis at the option of the holder at any time, subject to adjustment, d) automatic conversion in the event of an IPO of the Company's common stock on a two-for-one basis, e) voting rights on an as-converted basis, and f) redemption at the election of the holders commencing six years from the issuance date in three annual installments at a redemption price equal to the original issue price plus all declared but unpaid dividends. The difference between the net issuance price and the redemption value of the Series A Preferred Stock is being accreted over the first periods that the Series A Preferred Stock is redeemable using the effective interest method by periodic charges to additional paid-in capital and retained earnings (deficit).

NOTE 11--STOCKHOLDERS' EQUITY (DEFICIT)

 Amended Articles of Incorporation and Stock Splits

   In March 1999, the Company amended its Articles of Incorporation to reduce the par value of its common stock from $.01 to $.001. Additionally, a two-for-one stock split of its outstanding common stock was approved. In August 1997, the Company amended its Articles of Incorporation to increase the number of

                                 NEXGENIX, INC.

                     (In thousands, except per share data)

authorized voting common shares from 1 with no par value per share to 80,000 with a par value of $.01 per share. As a result, $277 was transferred from retained earnings to common stock during 1998 representing the aggregate par value of the Company's outstanding common stock. Additionally, a 33,333.33-for-1 stock split of its outstanding common stock was approved. All common share and per share amounts have been retroactively adjusted to give effect to the stock splits.

 Stock Option Plans

   The Company granted options to certain key executives in 1993 and 1994 to purchase shares of common stock that vest over five years and expire ten years from the date of grant under its 1993 Stock Option Plan ("the 1993 Plan"). The options were issued at an exercise price of $.000006 per share. In October 1999 the Company terminated the 1993 Plan.

   The Company has a 1997 Stock Option Plan (the "1997 Plan") which provides for the issuance of options and restricted common stock to officers, key employees and consultants of the Company and its subsidiary to purchase shares of the Company's common stock at a price not less than the estimated market value on the date of grant (or at a price not less than 110% of the estimated market value for options issued to significant stockholders) as determined by the board of directors. As of June 30, 1999, a total of 16,000 shares have been reserved for issuance under the 1997 Plan and 14,120 were available for future grants. In October 1999, the Company reduced the maximum number of common stock shares that can be issued under the 1997 Plan from 16,000 to 6,960.

   Options granted become exercisable in installments as determined by the board of directors, which have been granted with four year vesting terms as of June 30, 1999. The options have terms that do not exceed ten years from the date of grant unless the holder owns 10% or more of the total combined voting power of the Company, in which case, the option term will not exceed five years. The 1997 Plan terminates on the earliest to occur of the following: (i) October 2007, (ii) the date on which all shares available for issuance have been issued as vested shares or (iii) the termination of all outstanding options in connection with a Corporate Transaction, as defined.

   The following table summarizes the stock option activity under the 1993 Plan and the 1997 Plan:

                                                   Weighted Average   Options
                                           Shares   Exercise Price  Exercisable
                                           ------  ---------------- -----------
   Options outstanding at June 30, 1996..  2,240      $0.000006        1,176
                                           -----                       =====
   Options outstanding at June 30, 1997..  2,240       0.000006        1,624
                                                                       =====
     Granted.............................  2,648           0.48
     Canceled............................   (953)          0.48
                                           -----
   Options outstanding at June 30, 1998..  3,935           0.20        2,072
                                                                       =====
     Granted.............................  1,028           0.68
     Canceled............................   (849)          0.48
                                           -----
   Options outstanding at June 30, 1999..  4,114           0.27        2,673
                                                                       =====
     Granted (unaudited).................  2,626           0.95
     Exercised (unaudited)...............    (28)          0.48
     Canceled (unaudited)................   (306)          0.76
                                           -----
   Options outstanding at December 31,
    1999 (unaudited).....................  6,406           0.52        3,018
                                           =====                       =====
   Available for future grants...........  2,766
                                           =====

                                 NEXGENIX, INC.

                     (In thousands, except per share data)


   The following table summarizes information regarding options outstanding at June 30, 1999:

                                     Options Outstanding         Options Exercisable
                              --------------------------------- ---------------------
                                           Weighted
                                            Average
                                           Remaining  Weighted              Weighted
                                          Contractual  Average               Average
                                Shares       Life     Exercise    Shares    Exercise
   Range of Exercise Prices   Outstanding   (years)     Price   Exercisable   Price
   ------------------------   ----------- ----------- --------- ----------- ---------
   $0.000006...............      2,240       4.07     $0.000006    2,240    $0.000006
   $.48-$0.53..............      1,451       8.69          0.49      433         0.48
   $0.95...................        423       9.91          0.95      --           --
                                 -----                             -----
                                 4,114                             2,673
                                 =====                             =====

 Fair Value Disclosure

   The Company applies the measurement principles of APB 25 in accounting for options issued to employees. If the Company had elected to recognize compensation expense based on the fair value at the grant dates as prescribed by SFAS 123, the Company's net income (loss) would have been adjusted to the pro forma amounts below.

                                                                    Year Ended
                                                                     June 30,
                                                                    ----------
                                                                    1998 1999
                                                                    ---- -----
   Net income (loss) available to common stockholders:
     As reported................................................... $106 $(171)
     Pro forma.....................................................   65  (206)

   There was no impact to basic and diluted net income (loss) per common share for the pro forma effect of stock options under SFAS 123. The fair value of options issued to employees was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions.

                                                               Year Ended
                                                                 June 30,
                                                               -----------
                                                               1998   1999
                                                               ----   ----
   Dividend yield.............................................    0%     0%
   Risk free interest rate.................................... 5.99%  5.38%
   Expected volatility........................................    0%     0%
   Expected term-years........................................  4.5    4.5

   The weighted average fair value and exercise price of the options on the date of grant follows:

                                                        Year Ended June 30,
                                                   -----------------------------
                                                        1998           1999
                                                   -------------- --------------
                                                   Fair  Exercise Fair  Exercise
                                                   Value  Price   Value  Price
                                                   ----- -------- ----- --------
   Issued at market value......................... $0.11  $0.48   $0.10  $0.48
   Issued at above market value...................   --     --     0.06   0.78

                                 NEXGENIX, INC.

                     (In thousands, except per share data)


 Contingent Warrants

   In May and August 1999, the Company entered into a total of three agreements with an executive search firm, in which a component of the compensation for the services to be performed included contingent warrants to purchase stock (such stock to be the same type as that issued to the placed executives under the Company's 1997 Plan). The number of shares of stock that can be issued upon the exercise of the warrant will be equal to one third of the number of shares subject to options granted to the placed executives that vest in the first year of employment. The warrants will expire seven years from the date of issuance and will have an exercise price equal to the exercise price given to the placed executives for their options and will vest immediately on the start date of the placed executive. As of December 31, 1999, no executive had been hired through the executive search firm; accordingly, no warrants have been issued.

 Stock Issuance Agreements

   In October 1999, the Company issued a total of 660 shares of restricted common stock under its 1997 Plan to two directors of the Company for $0.95 per share in exchange for full recourse promissory notes that are due on or before October 2009 with interest at 5.96% per annum. The restricted common stock is subject to a repurchase right by the Company and restrictions on transfer, which repurchase rights and restrictions lapse ratably over a four year period. The notes are secured by the shares of common stock issued and have been presented as a reduction to stockholders' equity (deficit). In addition, at the earliest to occur of the closing of an initial public offering, the sale of stock or securities convertible into stock for cash in an equity private placement or October 2000, the two directors had the right to select either (a) the purchase of an additional 660 shares of common stock for $2.50 per share, or (b) to receive 660 stock options to purchase shares of common stock with an exercise price equal to $2.50 per share. In connection with the issuance of the mandatorily redeemable preferred stock (Note 10), the directors selected the option to purchase shares of common stock.

NOTE 12--BASIC AND DILUTED NET INCOME (LOSS) PER SHARE

   The following table sets forth the reconciliation of shares used in basic net income (loss) per common share and diluted net income (loss) per common share:

                                                                    Six-Month
                                                                  Period Ended
                                             Year Ended June 30,  December 31,
                                             -------------------- -------------
                                              1997   1998   1999   1998   1999
                                             ------ ------ ------ ------ ------
                                                                   (Unaudited)
   Shares used in basic net income (loss)
    per share computation..................  28,000 28,000 28,000 28,000 27,386
   Effect of dilutive potential common
    shares (employee stock options)........   1,344  1,344    --   1,344    --
                                             ------ ------ ------ ------ ------
   Shares used in diluted net income (loss)
    per share computation..................  29,344 29,344 28,000 29,344 27,386
                                             ====== ====== ====== ====== ======

                                 NEXGENIX, INC.

                     (In thousands, except per share data)


   The following table sets forth the potential common shares that are excluded from the diluted net loss per share calculation because their effect is antidilutive:

                                                           Year    Six-Month
                                                          Ended   Period Ended
                                                         June 30, December 31,
                                                           1999       1999
                                                         -------- ------------
                                                                  (Unaudited)
   Series A Preferred Stock (as if converted)...........    --       2,617
   Unvested restricted common stock subject to
    repurchase..........................................    --         155
   Employee stock options...............................  1,344      2,132
                                                          -----      -----
                                                          1,344      4,904
                                                          =====      =====

   The exercise price for each of the outstanding warrants to purchase 332 shares of Series A Preferred Stock and 660 shares of unvested restricted common stock subject to repurchase exceeds the average value of the common stock for the six-month period ended December 31, 1999. Accordingly, such warrants and stock are excluded from diluted net income (loss) per share calculation.

NOTE 13--SEGMENT INFORMATION

   The Company operates in a single business segment that provides professional services in the information technology arena. Revenues from external customers are derived primarily from E-Commerce and Custom Applications services, which primarily consist of Internet-based solutions and information technology consulting, respectively. Revenues by service area for 1997 and 1998 have not been presented as the Company's revenues in these periods were primarily derived from Custom Applications.

                                                               Six-Month Period
                                                    Year Ended       Ended
                                                     June 30,    December 31,
                                                    ---------- -----------------
                                                       1999      1998     1999
                                                    ---------- -------- --------
                                                                  (Unaudited)
   Revenues:
     E-Commerce....................................  $16,895   $  7,099 $ 15,434
     Custom applications...........................   15,481      9,463    5,281
                                                     -------   -------- --------
                                                     $32,376   $ 16,562  $20,715
                                                     =======   ======== ========

   Long-lived asset information by geographic area is provided below:

                                                          June 30,
                                                          --------- December 31,
                                                          1998 1999     1999
                                                          ---- ---- ------------
                                                                    (Unaudited)
   United States......................................... $563 $694    $  947
   Foreign majority-owned subsidiary.....................  259  286       325
                                                          ---- ----    ------
                                                          $822 $980    $1,272
                                                          ==== ====    ======

   Revenues from the Company's foreign majority-owned subsidiary were not significant in 1997, 1998, 1999 and the six-month periods ended December 31, 1998 and 1999.

                                 NEXGENIX, INC.

                     (In thousands, except per share data)


NOTE 14--RELATED PARTY TRANSACTIONS

   During 1998, 1999 and the six-month periods ended December 31, 1998 and 1999, the Company incurred approximately $155, $198, $78 (unaudited) and $80 (unaudited) in training and recruiting expenses, respectively, with a company owned by a related party to the founders and current officers.

   In November 1998, two of the Company's stockholders purchased the 40% minority interest (20% each) in the Company's majority-owned foreign subsidiary for $204 from a related party.

NOTE 15--SUBSEQUENT EVENTS (UNAUDITED)

 Initial Public Offering and Unaudited Pro Forma Balance Sheet

   In March 2000, the Company initiated the filing of a registration statement with the Securities and Exchange Commission ("SEC") that would permit the Company to sell shares of the Company's common stock in connection with a proposed initial public offering. If the initial public offering is consummated under the terms presently anticipated, upon the closing of the proposed initial public offering all of the then outstanding shares of the Company's Series A Preferred Stock will automatically convert into shares of common stock on a two-for-one basis. The conversion of the Series A Preferred Stock has been reflected in the accompanying unaudited pro forma stockholders' equity as if it had occurred on December 31, 1999.

Amendment to Line of Credit

   As of December 31, 1999, the Company was in violation of its debt covenants related to its ratio of debt to effective tangible net worth and limitation on consecutive quarterly losses. In March 2000, the Company amended its line of credit as follows: a) increased the maximum borrowing from $4,000 to $7,000; b) extended the maturity date from June 2000 to October 2000; c) replaced its existing covenants with new covenants which require minimum working capital of $10,000 and a limit on monthly losses to no more than 25% of the Company's projected monthly loss; and d) released two stockholders and current officers of their personal guarantees.

Exercise of Stock Options

   In March 2000, two current officers of the Company entered into secured promissory notes for a total of $200, in exchange for the exercise of stock options, that bear an interest rate of 5.96% per annum and are secured by 300 shares of common stock held by the current officers. The notes are due the earlier of sixty days from written demand by the Company after removal of the lock-up provisions applicable upon the completion of an IPO of the common stock of the Company or January 2005. The Company has also entered into shareholder buy out agreements with the officers in which the Company has the right to repurchase the officers' stock options, or any shares issued as a result of the exercise of stock options, upon the occurrence of certain events as defined. In such cases, the repurchase price for the stock options or shares is based on a percentage of the Company's operating revenue, as defined, and the total number of shares of common stock outstanding at the date of repurchase. The shareholder buy out agreements terminate under certain conditions, including an IPO of the Company's common stock.

Issuance of Restricted Stock

   In February 2000, the Company issued a total of 660 shares of restricted common stock under the 1997 Plan to two directors in exchange for a promissory note for $817 each with an annual interest rate of 5.96% per annum. Each note is secured by the common stock purchased. These promissory notes were paid in full in March 2000.

   In March 2000, the Company issued 80 shares of restricted common stock under the 1997 Plan to two officers of the Company for an aggregate purchase price of $223.

                                 NEXGENIX, INC.

                     (In thousands, except per share data)


Equity Issuances

   In February 2000, the Company sold 54 shares of its Series A Preferred Stock to an individual investor at a per share price of $5.55. Also in February 2000, the Company sold an aggregate of 29 shares of its restricted common stock under its 1997 Plan to a law firm and certain of its personnel for an aggregate purchase price of $80. In March 2000, the Company sold 9 shares of Series A Preferred Stock to an entity for an aggregate purchase price of $50.

Lease

   In January 2000 (as amended in February 2000), the Company entered into a five year operating lease with annual payments of $848 that are subject to fixed annual increases.

                      [LOGO OF NEXGENIX(TM) APPEARS HERE]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered hereunder. All of the amounts shown are estimates except for the SEC registration fee, the Nasdaq National Market application fee and the NASD filing fee.

     SEC registration fee.............................................. $15,180
     NASD filing fee...................................................   6,250
     Nasdaq application fee............................................    *
     Printing and engraving expenses...................................    *
     Legal fees and expenses...........................................    *
     Accounting fees and expenses......................................    *
     Transfer agent fees...............................................    *
     Miscellaneous.....................................................    *
                                                                        -------
         Total......................................................... $  *
                                                                        =======

---------------------
* To be filed by amendment.

Item 14. Indemnification of Directors and Officers

   (a) Our amended and restated certificate of incorporation eliminates the liability of directors to us or our shareholders for monetary damages for breach of fiduciary duty as directors to the fullest extent permitted under California law.

   (b) Our restated bylaws authorize us to indemnify each person who was or is made a party to any proceeding by reason of the fact that such person is or was acting on behalf of the company and in good faith against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith.

   (c) We maintain liability insurance upon our officers and directors.

   (d) Our amended and restated certificate of incorporation authorizes us to enter into indemnification agreements with each of our directors and officers for breach of duty to the corporation and its shareholders. We have entered into indemnification agreements with each of our directors and officers to indemnify them against any and all expenses, judgments, fines, penalties and amounts paid in settlement, to the fullest extent permitted by law.

Item 15. Recent Sales of Unregistered Securities

   The following is a summary of transactions by us during the past three years involving sales of our securities that were not registered under the Securities
Act:

   1. On October 1, 1999, we sold 330,000 shares of our restricted common stock under our 1997 stock incentive plan to Messrs. Qureshey and Dukes at a per share price of $0.95. Messrs. Dukes and Qureshey purchased these shares by delivering to us promissory notes for the entire purchase price.

   2. On October 28, 1999 we sold to Redpoint Ventures I, L.P., Redpoint Associates I, LLC and GC&H Investments an aggregate of 3,761,871 shares of our preferred stock for a total consideration of $16,132,323 in cash and 855,146 shares of our common stock. We also issued on the same date to Redpoint Ventures I, L.P. a warrant to purchase 321,972 shares of our preferred stock at $5.55 per share and to Redpoint Associates I, LLC a warrant to purchase 9,958 shares of our preferred stock at $5.55 per share.

   3. On December 22, 1999, we issued 28,166 shares of our restricted common stock to one of our employees pursuant to an exercise of a stock option granted under our 1997 stock incentive plan at an exercise price of $0.48 per share.

   4. On February 1, 2000, we sold to each Mssrs. Qureshey and Dukes 330,000 shares of our restricted common stock under our 1997 Stock Incentive Plan at a per share price of $2.48. Messrs. Qureshey and Dukes purchased these shares by delivering to us promissory notes for the entire purchase price.

   5. On February 16, 2000, we sold to Theodore J. Smith 54,054 shares of our preferred stock at a per share price of $5.55.

   6. On February 18, 2000, we sold an aggregate of 29,000 shares of our restricted common stock under our 1997 stock incentive plan to Stradling Yocca Carlson & Rauth, P.C., and certain of its personnel, for an aggregate purchase price of $79,850.

   7. On March 9, 2000, we sold to Stanford University 9,009 shares of our preferred stock at a per share price of $5.55.

   As of December 31, 1999, we have granted options to purchase an aggregate of 2,240,000 shares of common stock pursuant to our 1993 stock incentive plan and options to purchase an aggregate of 4,165,614 shares of common shares pursuant to our 1997 stock incentive plan. These options have a weighted average exercise price of $0.52 per share.

   The sales of the securities listed above were claimed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under
Section 3(b) of the Securities Act as transactions pursuant to compensatory benefit plans and contracts relating to compensation and in reliance on Rule 506 promulgated under Section 4(2) of the Securities Act as transactions not involving a public offering. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

Item 16. Exhibits and Financial Statement Schedule

   (a) Exhibits

   Exhibit No.                            Description
   -----------                            -----------
    1.1*       Form of Underwriting Agreement
    3.1*       Amended and Restated Certificate of Incorporation, to be
               effective upon the closing of this offering
    3.2*       Amended and Restated Bylaws, to be effective upon the closing of this offering
    5.1*       Opinion of Stradling Yocca Carlson & Rauth, P.C.
   10.1*       First Amended and Restated 1997 Stock Incentive Plan
   10.2*       Form of Notice of Grant of Stock Option under First Amended and
               Restated 1997 Stock Incentive Plan
   10.3*       Form of Stock Option Agreement under First Amended and Restated
               1997 Stock Incentive Plan
   10.4*       Form of Stock Purchase Agreement under First Amended and
               Restated 1997 Stock Incentive Plan
   10.5*       Form of Addendum to Stock Option Agreement under First Amended and Restated 1997 Stock Incentive Plan
   10.6*       Form of Addendum to Stock Purchase Agreement under First Amended and Restated 1997 Stock Incentive Plan

   10.7*  Form of Stock Issuance Agreement under First Amended and Restated
          1997 Stock Incentive Plan
   10.8*  Form of Industrial Lease dated     by and between Insignia/ESG of
          California, Inc. and Nexgenix
   10.9*  1993 Stock Option Plan
   10.10* Investors' Rights Agreement dated October 28, 1999 by and among
          Nexgenix, the purchasers of Series A Preferred Stock set forth therein, Safi Qureshey, David Dukes, A. Rick Dutta and Don Ganguly
   10.11* Secured Promissory Note dated October 1, 1999 issued by Safi Qureshey to Nexgenix
   10.12* Stock Pledge Agreement dated October 1, 1999 by and between Safi
          Qureshey and Nexgenix
   10.13* Secured Promissory Note dated October 1, 1999 issued by David R.
          Dukes to Nexgenix
   10.14* Stock Pledge Agreement dated October 1, 1999 by and between David R.
          Dukes and Nexgenix
   10.15* Secured Promissory Note dated February 1, 2000 issued by Safi
          Qureshey to Nexgenix
   10.16* Stock Pledge Agreement dated February 1, 2000 by and between Safi
          Qureshey and Nexgenix
   10.17* Secured Promissory Note dated February 1, 2000 issued by David R.
          Dukes to Nexgenix
   10.18* Stock Pledge Agreement dated February 1, 2000 by and between David R.
          Dukes and Nexgenix
   10.19* Promissory Note dated September 29, 1997, as amended, issued by
          Nexgenix to S. Don Ganguly
   10.20* Promissory Note dated September 11, 1996, as amended, issued by
          Nexgenix to S. Don Ganguly
   10.21* Promissory Note dated July 1, 1996, as amended, issued by Nexgenix to
          A. Rick Dutta
   10.22* Promissory Note dated September 29, 1997, as amended, issued by
          Nexgenix to A. Rick Dutta
   10.23* Letter Representation dated September 30, 1999 by and between A. Rick
          Dutta and Nexgenix
   10.24* Letter Representation dated September 30, 1999 by and between S. Don
          Ganguly and Nexgenix
   10.25* Letter confirmation dated September 7, 1999 by A. Rick Dutta
   10.26* Employment Agreement dated October 28, 1999 by and between A. Rick
          Dutta and Nexgenix
   10.27* Employment Agreement dated October 28, 1999 by and between S. Don
          Ganguly and Nexgenix
   10.28* Employment Agreement dated February 28, 2000 by and between Mark
          St.Clare and Nexgenix
   10.29* Investors' Rights Agreement, Right of First Refusal and Co-Sale
          Agreement, and Voting Agreement Joinder Agreement dated as of January
            , 2000 by and between Nexgenix and Ted Smith
   10.30* Investors' Rights Agreement, Right of First Refusal and Co-Sale
          Agreement, and Voting Agreement Joinder Agreement dated as of January
            , 2000 by and between Nexgenix and Stanford University
   10.31* Employment Agreement dated October 29, 1999 by and between Keith
          Yagnik and Nexgenix
   21.1*  Subsidiaries of the Registrant
   23.1*  Consent of Stradling Yocca Carlson & Rauth, a professional corporation (included in Exhibit 5.1)
   23.2   Consent of Independent Accountants
   24.1   Power of Attorney (included on the signature page to this
          Registration Statement--see page II-5)
   27.1   Financial Data Schedule

---------------------
   *To be filed by amendment.

   (b) Financial Statement Schedule

     Schedule II--Valuation and Qualifying Accounts

Item 17. Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   The undersigned registrant hereby undertakes:

   (1) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on March 24, 2000.

                                          NEXGENIX, INC.

                                                  /s/ A. Rick Dutta
                                          By: _________________________________
                                                      A. Rick Dutta
                                             Chairman and Co-Chief Executive
                                                         Officer

                               POWER OF ATTORNEY

   We, the undersigned directors and officers of Nexgenix, Inc., do hereby constitute and appoint A. Rick Dutta, S. Don Ganguly and Mark St. Clare or any of them, our true and lawful attorneys-in-fact and agents, each with full power to sign for us or any of us in our names and in any and all capacities, any and all amendments (including post-effective amendments) to this registration statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents required in connection therewith, and each of them with full power to do any and all acts and things in our names and in any and all capacities, which such attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable Nexgenix, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement; and we hereby do ratify and confirm all that such attorneys-in-fact and agents, or any of them, shall do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                           Title                         Date
     ---------                           -----                         ----

 /s/ A. Rick Dutta    Co-Chief Executive Officer and Chairman of  March 24, 2000
 ___________________   the Board of Directors (principal
    A. Rick Dutta      executive officer)

 /s/ S. Don Ganguly   Co-Chief Executive Officer and Co-Chairman  March 24, 2000
 ___________________   of the Board of Directors
   S. Don Ganguly

 /s/ Mark St. Clare   Chief Financial Officer (principal          March 24, 2000
 ___________________   financial and accounting officer)
   Mark St. Clare

 /s/ David R. Dukes   Director                                    March 24, 2000
 ___________________
   David R. Dukes

/s/ Safi U. Qureshey  Director                                    March 24, 2000
 ___________________
  Safi U. Qureshey

  /s/ John Walecka    Director                                    March 24, 2000
 ___________________
    John Walecka

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                          FINANCIAL STATEMENT SCHEDULE

To the Board of Directors
 of Nexgenix, Inc.

   Our audits of the consolidated financial statements of Nexgenix, Inc. referred to in our report dated October 29, 1999, except as to the stock split described in Note 1, which is as of February 2, 2000, appearing in the registration statement on Form S-1 of Nexgenix, Inc. also included an audit of the financial statement schedule listed in Item 16(b) of this Form S-1. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Costa Mesa, California
October 29, 1999, except as to the stock split described in Note 1, which is as of February 2, 2000

                                 NEXGENIX, INC

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                 (In thousands)

                                       Additions
                                   -----------------
                          Balance  Charges                         Balance
                            at     to costs Charged                at end
                         beginning   and    to other                 of
                         of period expenses accounts Deductions(a) period
                         --------- -------- -------- ------------- -------
1997 Allowance for
 Doubtful Accounts......     47      223      --          (18)       252
1998 Allowance for
 Doubtful Accounts......    252      126      --         (264)       114
1999 Allowance for
 Doubtful Accounts......    114      249      --          (82)       281

---------------------
(a) Accounts receivable write-offs, net of recoveries.